   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             VCS TECHNOLOGIES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                DELAWARE                                    7375                                   06-1428705
       (STATE OR JURISDICTION OF                (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                               456 GLENBROOK ROAD
                               STAMFORD, CT 06906
                                 (203) 327-3332
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES
                        AND PRINCIPAL PLACE OF BUSINESS)

                            ------------------------

                            WILLIAM E. WHEATON, III
                            CHIEF EXECUTIVE OFFICER
                             VCS TECHNOLOGIES, INC.
                               456 GLENBROOK ROAD
                               STAMFORD, CT 06906
                                 (203) 327-3332
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                  JOHN J. HUGHES, JR., ESQ.                                        LAWRENCE B. FISHER, ESQ.
                MOSKOWITZ ALTMAN & HUGHES LLP                                ORRICK, HERRINGTON & SUTCLIFFE LLP
                11 EAST 44TH STREET, SUITE 504                                       30 ROCKEFELLER PLAZA
                      NEW YORK, NY 10017                                              NEW YORK, NY 10112
                       (212) 953-1121                                                  (212) 506-3660

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED             PROPOSED
          TITLE OF EACH CLASS              AMOUNT TO BE    MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
     OF SECURITIES TO BE REGISTERED        REGISTERED(2)   PRICE PER UNIT(1)   OFFERING PRICE(1)    REGISTRATION FEE
Common Stock par value $.001............     1,150,000           $7.00             $8,050,000           $2,374.75

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act.
(2) Includes 150,000 shares of Common Stock subject to the over-allotment option granted to the Representative of the Underwriters.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         SUBJECT TO COMPLETION, DATED                     , 1998

PROSPECTUS

                 [LOGO OF VCS TECHNOLOGIES, INC. APPEARS HERE]

                             VCS TECHNOLOGIES, INC.

                        1,000,000 SHARES OF COMMON STOCK

                            ------------------------

     All of the shares of Common Stock, par value $.001 (the "Common Stock") offered hereby (the "Offering") are being sold by VCS Technologies, Inc. ("VCS" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company and there can be no assurance that such a market will develop after the completion of the Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering price will be between $6.00 and $7.00 per share. For information regarding the factors considered in determining the initial public offering price of the Common Stock, see "Risk Factors" and "Underwriting." The Company has applied for listing of the Common Stock for quotation on The Nasdaq SmallCap Market under the symbol "VCST."

                            ------------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 7 AND "DILUTION."

                            ------------------------

  THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
      HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                                                                                    UNDERWRITING
                                                            PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                             PUBLIC                COMMISSIONS(1)              COMPANY(2)
Per share.........................................             $                         $                         $
Total(3)..........................................             $                         $                         $

(1) Does not include additional compensation payable to Gilford Securities Incorporated (the "Representative") in the form of: (a) a warrant to purchase up to 100,000 shares of Common Stock (10% of the number of shares of Common Stock underwritten for the account of the Company) exercisable for a period of four years commencing one year from the date of this Prospectus at a price equal to 120% of the initial public offering price (the "Representative's Warrants"); and (b) a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.

(2) Before deducting estimated expenses of $445,000 payable by the Company, including the Representative's non-accountable expense allowance.

(3) The Company has granted to the Underwriters an option (the "over-allotment option"), exercisable for a period of 45 days after the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $ , $ and $ , respectively. See "Underwriting."

                            ------------------------

     The Common Stock is being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the Common Stock will be made against payment therefor at the offices of Gilford Securities Incorporated, New York, New York, on or about
            , 1998.

                        GILFORD SECURITIES INCORPORATED

               THE DATE OF THIS PROSPECTUS IS              , 1998

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET, ON NASDAQ OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

     "VCS Technologies" is a trademark of the Company. This prospectus also includes the proprietary trademarks and trade names of other companies.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information including the Company's financial statements (including the notes thereto), appearing elsewhere in this Prospectus. Unless otherwise indicated, all financial information and share and per-share data in this Prospectus (i) gives effect to the Company's 1-2.64 reverse stock split in September 1998 and (ii) assumes no exercise or conversion of (a) the over-allotment option, (b) the Representative's Warrants,
(c) outstanding warrants, (d) options granted or available for grant under the Company's 1997 Incentive Stock Option Plan, (e) convertible promissory notes , or (f) the Series A Convertible Preferred Stock. The Common Stock offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors," "Dilution" and "Underwriting."

                                  THE COMPANY

     The Company is a full service provider of interactive video communications solutions. The Company resells, installs and integrates videoconferencing equipment and systems and video streaming software and systems, which includes the Company's proprietary software that enables browsing, recall and playback of digitized video content on an interactive basis. Additionally, the Company records, digitizes, stores, edits and delivers or "streams" on-demand video and audio programs over telecommunications lines and the Internet ("Video On-Demand Services").

     Real-time videoconferencing and on-demand video streaming enable more effective and cost-efficient enterprise collaboration across disparate physical locations. The utilization of videoconferencing and on-demand video streaming systems has increased dramatically in the last several years due to technological advancements, a significant decline in the costs of videoconferencing systems and video streaming systems and an attempt by businesses to reduce travel costs and speed the delivery of products to market. According to TeleSpan Publishing Corporation, the combined sales revenues from the sale and use of videoconferencing systems alone grew to $2.7 billion for the year ended December 31, 1996.

     The Company has developed strong relationships as an authorized reseller of videoconferencing systems and video streaming systems for the established market leaders. VCS resells a full line of videoconferencing equipment and systems for Intel Corporation ("Intel"), PictureTel Corporation ("PictureTel") and VideoServer, Inc. ("VideoServer"), resells video streaming systems for Starlight Networks, Inc. ("Starlight") and RealNetworks, Inc. ("RealNetworks") and resells video publishing software for Digital Lava, Inc. ("Digital Lava"). The Company also provides a full range of installation, integration and support services in connection with such systems sales. Additionally, VCS and Starlight have entered into a joint marketing arrangement and Starlight has qualified the Company's proprietary software for interaction with Starlight's video streaming product line.

     The Company's Video On-Demand Services enable customers to record and digitize business meetings, training sessions or other presentations or demonstrations on video and to retrieve the video content for later distribution to employees, students or other end-users at different times and multiple locations. The Company has entered into licensing agreements to provide access to approximately 500 training tapes and believes that it is one of the leading distributors of digitized training videotapes in the United States. In addition, the Company's Video On-Demand Services provide customers with the ability to edit and enhance recorded video content. The Company has supplemented its own editing and enhancement capabilities by entering into a licensing agreement with Digital Lava, which grants the Company's customers access to Digital Lava's video publishing software. This video publishing software allows users to
(i) organize and manage video content and other information from diverse sources, (ii) create links to other data and (iii) distribute the content on CD-ROM or DVD or stream the content over intranets or the Internet. Additionally, the Company has entered into a joint marketing arrangement with AT&T Corp. ("AT&T"), the largest provider of videoconferencing services in the United States, pursuant to which AT&T offers the Company's Video On-Demand Services to all of its videoconferencing customers.

     The Company's objective is to become a leading provider of interactive video communications solutions. To achieve its objective, the Company intends to further establish itself as a recognized reseller of videoconferencing and video streaming systems and products by expanding its sales and marketing efforts and to grow its Video On-

Demand Services through additional joint marketing arrangements, by expanding its library of video tapes through additional licensing relationships, by leveraging its access to customers of videoconferencing and video streaming systems and by incorporating new product and technology developments as they become available.

     The Company is a Delaware corporation incorporated in July 1995. The Company's principal executive offices are located at 456 Glenbrook Road, CT 06906, its telephone number is (203) 327-3332.

                                  THE OFFERING

Common Stock offered by the Company......  1,000,000 shares

Common Stock outstanding after the
  Offering(1)............................  1,617,509 shares

Series A Convertible Preferred Stock.....  4,796 shares

Use of Proceeds..........................  The Company intends to use the net proceeds from the Offering to repay short term indebtedness and accrued interest, for sales and marketing, for capital expenditures and for general corporate and working capital purposes. See "Use of Proceeds."

Proposed Nasdaq SmallCap Market Symbol...  "VCST"

Risk Factors.............................  An investment in the Common Stock offered hereby involves a high degree of risk and immediate substantial dilution and should be made only by investors who can afford the loss of their entire investment. See "Risk
                                           Factors" and "Dilution."

------------------

(1) Does not include: (a) 100,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants; (b) 209,091 shares of Common Stock reserved for issuance upon exercise of stock options available for grant under the Company's 1997 Incentive Stock Option Plan (the "Stock Option Plan"); (c) 75,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted under the Stock Option Plan as of the effective date of this Prospectus at a weighted average exercise price of $4.00 per share; (d) 294,318 shares of Common Stock reserved for issuance upon exercise of warrants held by employees, directors and consultants of the Company at a weighted average exercise price of $1.63 per share;
    (e) 96,154 shares of Common Stock reserved for issuance upon exercise of convertible promissory notes at a conversion price of $5.20 per share; and
    (f) 56,424 shares of Common Stock reserved for issuance upon exercise of Series A Convertible Preferred Stock at a conversion price of $8.50 per share. See "Management--1997 Incentive Stock Option Plan," "Description of Securities" and "Underwriting," and Notes 6, 7 and 12 of Notes to Financial Statements.

                         SUMMARY FINANCIAL INFORMATION

                                                  JULY 12,
                                                    1995
                                                (INCEPTION)
                                                  THROUGH                YEAR ENDED                   SIX MONTHS ENDED
                                                DECEMBER 31,            DECEMBER 31,                      JUNE 30,
                                                ------------    ----------------------------    ----------------------------
                                                   1995            1996             1997           1997            1998
                                                ------------    ------------    ------------    ------------    ------------
                                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues, net................................     $131,750       $  274,755     $     96,722     $   49,517      $  740,548
Cost of revenues.............................       89,359          193,653           76,598         39,385         468,591
                                                  --------       ----------     ------------     ----------      ----------
Gross profit.................................       42,391           81,102           20,124         10,132         271,957
Operating loss...............................      (77,577)        (464,390)      (1,579,806)      (849,201)       (303,742)
Net loss.....................................     $(77,577)      $ (488,431)    $ (1,710,361)    $ (870,599)     $ (443,757)
                                                  --------       ----------     ------------     ----------      ----------
                                                  --------       ----------     ------------     ----------      ----------
Basic and diluted net loss per share.........     $  (0.20)      $    (1.25)    $      (3.69)    $    (1.89)     $    (0.95)
                                                  --------       ----------     ------------     ----------      ----------
                                                  --------       ----------     ------------     ----------      ----------
Shares used in the net loss per share
  calculations(1)............................      384,470          390,909          463,005        461,780         465,530

                                                                              AS OF JUNE 30, 1998 (UNAUDITED)
                                                                       ---------------------------------------------
                                                                         ACTUAL       PRO FORMA(2)    AS ADJUSTED(3)
                                                                       -----------    ------------    --------------
BALANCE SHEET DATA:
Cash................................................................   $   190,310    $    190,310      $5,280,310
Working capital (deficit)...........................................    (1,148,665)       (516,421)      4,938,579
Total assets........................................................     1,070,701       1,070,701       6,110,701
Total liabilities...................................................     2,932,067       2,292,105       1,927,105
Stockholders' equity (deficit)......................................    (1,861,366)     (1,221,404)      4,183,596

------------------
(1) See Note 2 of Notes to Financial Statements for an explanation of the determination of the number of shares used in per share calculations.
(2) On a Pro Forma basis to reflect the August 1998 restructuring of indebtedness and the issuance of Common Stock, Common Stock purchase warrants and Series A Convertible Preferred Stock in connection therewith. See Note 12 of Notes to Financial Statements.
(3) As adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $6.50 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in the Common Stock offered hereby is speculative in nature, involves a high degree of risk and should only be made by an investor who can afford the loss of his entire investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating whether to purchase the Common Stock offered hereby. Moreover, prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth below and elsewhere in this Prospectus.

     GOING CONCERN ASSUMPTION; LIMITED OPERATING HISTORY; WORKING CAPITAL DEFICIT; ACCUMULATED DEFICIT; HISTORY OF LOSSES AND ANTICIPATION OF FUTURE LOSSES. The Company was incorporated in July, 1995 and has only a limited operating history on which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in rapidly evolving markets such as real-time videoconferencing and video streaming delivery over the Internet and intranets. The Company has incurred significant losses since its inception and may continue to incur substantial operating losses for the foreseeable future. As of June 30, 1998, the Company had a working capital deficit of $1,148,665 and an accumulated deficit of $2,720,126. The Company's independent auditors' report on the Company's financial statements as of December 31, 1997 and for the year then ended contains an explanatory paragraph indicating that the Company's operating losses since inception, working capital deficiency and net capital deficiency raise substantial doubt about its ability to continue as a going concern. To achieve and sustain profitability, the Company must, among other things, establish market acceptance of its existing products and services, successfully develop new products and services, respond quickly and effectively to competitive, market and technological developments, expand sales and marketing operations, broaden customer support capabilities, control expenses and continue to attract and retain qualified personnel. There can be no assurance that the Company will achieve or sustain profitability. See "--Unpredictability of Future Revenues; Potential Fluctuation in Quarterly Operating Results," "--Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     UNPREDICTABILITY OF FUTURE REVENUES; POTENTIAL FLUCTUATION IN QUARTERLY OPERATING RESULTS. As a result of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is unable to forecast accurately its revenues. The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control, including: demand for the products and services offered by the Company; introduction or enhancement of products and services by the Company and its competitors; market acceptance of new products and services of the Company and its competitors; price reductions by the Company or its competitors or changes in how products and services are priced; the mix of products and services sold by the Company and its competitors; the mix of distribution channels through which the Company's products are licensed and sold; the mix of international and U.S. revenues; costs of litigation and intellectual property protection; the growth in the use of the Internet and intranets; the growth in the use of real-time videoconferencing and video streaming solutions; the Company's ability to attract, train and retain qualified personnel; the amount and timing of operating costs and capital expenditures related to expansion of the Company's business, operations and infrastructure; governmental regulations; and general economic conditions and economic conditions specifically related to the video communications market and the Internet. It is often difficult to forecast what the effect of such factors would be, or the effect that any such factors or any combination thereof would have, on the Company's results of operations for any fiscal quarter. There can be no assurance that the Company will be able to achieve historical revenue levels. Based on the foregoing, the Company believes that its quarterly revenues, expenses and operating results could vary significantly in the future, and that period-to-period comparisons should not be relied upon as indications of future performance.

     As a result of the Company's limited operating history, the Company does not have relevant historical financial data for a significant number of periods on which to base planned operating expenses. The Company's expense levels are based in part on its expectations with regard to future revenues. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, any significant shortfall in demand for the products and services offered by the Company relative to the Company's expectations would have an immediate material adverse effect on the Company's business, financial condition and results of operations. Due to the foregoing factors, it is likely that in some future quarters the Company's operating results will fall below the expectations of securities analysts and investors, which would likely have a material adverse effect on the trading price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     COMPETITION. The markets for the Company's products and services are intensely competitive. Pricing pressure, rapid development, feature upgrades, and new undefined technologies characterize the general nature of the industry. The Company competes with videoconferencing, video streaming and teleconferencing companies, along with companies that provide Internet broadcasting services to businesses and other organizations. Numerous companies, including Broadcast.com Inc ("Broadcast.com") and VStream Incorporated, offer products and services which compete directly or indirectly with one or more of the Company's products and services. Most of the Company's competitors and potential competitors have longer operating histories, significantly greater financial, management, technical, marketing and other resources, greater name recognition, and a larger installed base of customers than the Company. In addition, many of the Company's competitors have well-established relationships with current and potential customers of the Company, have extensive knowledge of the videoconferencing and video streaming industry, and are capable of offering a single-vendor solution. As a result, the Company's competitors may be in a better position than the Company to devote significant resources toward the development, promotion and sale of competing products and to respond more quickly to new or emerging technologies and changes in customer requirements. The Company also expects that the competition will increase as a result of videoconferencing, video streaming and computer hardware and software industry consolidations and alliances. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current and future competitors, that competition will not intensify or that competitive pressure faced by the Company will not materially adversely affect its business, financial condition and results of operations.

     POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company anticipates that the net proceeds from this Offering and cash provided by operations will enable it to meet its capital and operational requirements for at least the 12 months following the date of this Prospectus, although there can be no assurance that such resources will be sufficient to satisfy the Company's capital and operational requirements for such period. This expectation is based on the Company's current operating plan which can change as a result of many factors, and the Company could require additional funding sooner than anticipated. In addition, unplanned acquisition and development opportunities and other contingencies may arise, which also could require additional capital. Sources of funds may include the issuance of common or preferred stock sold in a public offering or in private placements, or the issuance of debt or bank financing. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's stockholders. Warrants may also be issued in connection with debt or bank financing, which could also result in dilution to the Company's stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company presently has a financing agreement whereby the Company receives purchase order financing up to a maximum of $1 million and accounts receivable financing up to a maximum of $2 million. The financing agreement has a term of one year ending in March, 1999. There can be no assurance that the Company would be able to enter into a new financing agreement or another similar financing agreement on substantially equivalent terms, or obtain additional financing on a timely basis, on favorable terms, or at all. If the Company is unable to obtain such financing, or generate funds from operations sufficient to meet its needs, the Company would be materially adversely affected. See "Use of Proceeds."

     DEVELOPING MARKETS; DEPENDENCE ON THE INTERNET AND INTRANETS AS MEDIUMS OF COMMERCE AND COMMUNICATIONS. The market for the products and services offered by the Company has only recently begun to develop and is evolving rapidly. This market continues to experience new developments in technology, product distribution methods, and marketing and licensing relationships. The development of a market for the products and services offered by the Company also depends on increased use of the Internet and intranets for video streaming and for information, publication, distribution and commerce. Continued growth in the use of the

Internet, generally, and in the use of videoconferencing and video streaming, in particular, will depend on potential increases in available bandwidth or transmission speeds or on other technological improvements. There can be no assurances that such potential increases or improvements will be achieved. Changes in network infrastructure, transmission and content delivery methods and underlying software platforms, and the emergence of new Internet access devices such as TV set-top boxes could dramatically change the structure and competitive dynamic of the market for video communications solutions. Critical issues concerning use of the Internet and intranets (including security, reliability, cost, ease of use and quality of service) remain unresolved and may affect the growth of and the degree to which business is conducted over the Internet and intranets. If the market for the products and services offered by the Company fails to grow, develops more slowly than expected or becomes saturated with competing products or services, the Company's business, financial condition and results of operations would be materially adversely affected.

     UNCERTAINTY OF ACCEPTANCE OF STREAMING MEDIA TECHNOLOGY. The Company's success partially depends on the market acceptance of streaming media technology provided by companies such as RealNetworks and Starlight. Prior to the advent of streaming technology, Internet users could not initiate the playback of audio or video content until such content was downloaded in its entirety, resulting in significant waiting times. As a result, live broadcasts of audio and video content over the Internet or intranets were not possible. Early streaming media technology suffered from poor audio quality, and video streaming at 28.8 kbps (thousands of bits per second) currently is of lower quality than traditional media broadcasts. In addition, congestion over the Internet and packet loss may interrupt audio and video streams, resulting in unsatisfying user experiences. Furthermore, in order for users to receive streaming media over corporate intranets, information systems managers may need to reconfigure such intranets. Some information systems managers may block reception of streamed media because of bandwith constraints on corporate intranets. Widespread adoption of streaming media technology depends on overcoming these obstacles, improving audio and video quality and educating customers and users in the use of streaming media technology. If streaming media technology fails to achieve broad commercial acceptance or such acceptance is delayed, the Company's business, results of operations and financial condition could be materially adversely affected.

     DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL. The Company's performance and development is substantially dependent on the continued services of certain members of senior management, generally, and William E. Wheaton III, Chief Executive Officer, in particular. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical personnel and management. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain its key management and technical employees or that it will be able to attract or retain additional qualified technical personnel and management in the future. The inability to attract and retain the necessary technical personnel and management could have a material adverse effect upon the Company's business, result of operations and financial condition. See "Management."

     SYSTEM INTEGRITY RISKS. The Company's ability to provide a consistent level of high-quality customer service depends in part on the efficient and uninterrupted operation of its computer and communications hardware systems. Substantially all of the Company's computer and communications hardware is located at a single, leased facility in Stamford, Connecticut. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. The Company does not presently have offsite fully redundant systems or a formal disaster recovery plan; therefore, there can be no assurance that a system failure would not have a material adverse effect on the Company's business, financial condition and results of operations. The Company's servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

     RISK OF TECHNOLOGICAL CHANGE. The market for videoconferencing, video streaming systems and Internet broadcast services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require the Company to continuously adopt the leading technologies, continue to develop its technological expertise, and enhance its services. Changes in network infrastructure, transmission and content delivery methods and underlying software platforms and the emergence of new broadband technologies, such as xDSL and cable modems, could dramatically change the structure and competitive dynamic of the market for videoconferencing and streaming media solutions. In particular, technological developments that accelerate the adoption of broadband access technologies or advancements in streaming and compression technologies may require the Company to expend resources to address these developments. There can be no assurance that the Company will be successful in responding quickly, cost effectively and sufficiently to these or other such developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by the Company to modify or adapt its services. A failure by the Company to rapidly respond to technological developments would have a material adverse effect on the Company's business, results of operations and financial condition.

     INTELLECTUAL PROPERTY. The Company's success depends in part on its ability to protect its proprietary technology and other copyrights, trademarks, trade secrets and similar intellectual property, and the Company relies on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with its employees and with third parties to establish and protect its proprietary rights in its products and technology. There can be no assurance that these steps will be adequate, that the Company will be able to secure trademark registrations for all of its marks in the United States or other countries or that third parties will not infringe upon or misappropriate the Company's copyrights, trademarks, service marks and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries. In the future, litigation may be necessary to enforce and protect the Company's trade secrets, copyrights and other intellectual property rights. The Company also licenses certain of its proprietary rights to third parties. There can be no assurance that the licensees will abide by compliance and quality control guidelines with respect to such proprietary rights or that such licenses will not take actions that would materially adversely affect the Company's business.

     The Company may also be subject to litigation to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If competitors of the Company prepare and file applications in the United States that claim trademarks used or registered by the Company, the Company may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to the Company. An adverse outcome could require the Company to license disputed rights from third parties or to cease using such trademark. Any litigation regarding the Company's proprietary rights could be costly and divert management's attention, result in the loss of certain of the Company's proprietary rights, require the Company to seek licenses from third parties and prevent the Company from selling its services, any one of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Government Regulation and Legal Uncertainty."

     As part of its confidentiality procedures, the Company generally enters into agreements with its employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation of its proprietary information or that agreements entered into for that purpose would be enforceable. Notwithstanding the precautions taken by the Company, it might be possible for a third party to copy or otherwise obtain and use the Company's proprietary information without authorization. The laws of some countries may afford the Company little or no effective protection of its intellectual property.

     CONTROL BY CURRENT MANAGEMENT. After the Offering, the Company's directors and executive officers and their affiliates will beneficially own approximately 32.3% of the outstanding Common Stock. As a result, current management may be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such control could delay or prevent a change in control of the Company or adversely affect the market price of the Common Stock. See "Management" and "Principal Stockholders."

     MANAGEMENT OF GROWTH. The Company intends to expand primarily by increasing its marketing activities and its sales force. The Company expects to incur significant expenses related to the planned expansion prior to the Company's realization of the benefits, if any, of such expansion. Accordingly, the Company expects that the incurrence of these expenses will adversely affect the Company's earnings and working capital in the periods prior to the Company's realization of the benefits, if any, of any expansion. There can be no assurance that the Company's systems, procedures or controls will be adequate to support its current or future operations or that the Company's management will be able to manage the expansion and still achieve the rapid execution necessary to exploit fully the market for the Company's products and services. To manage its growth, the Company must implement, improve and effectively utilize its operational, management, marketing and financial systems and train and manage its employees. Certain of the Company's senior management have only recently joined the Company. These individuals have not previously worked together and are in the process of integrating as a management team. There can be no assurance that the Company will be able to manage effectively the expansion of its operations or that the Company's current personnel, systems, procedures and controls will be adequate to support the Company's operations. Any failure of management to manage effectively the Company's growth could have a material adverse effect on the Company's business, results of operations and financial condition.

     DEPENDENCE ON SUPPLIERS. For the six months ended June 30, 1998, approximately 34% and 18% of the Company's consolidated cost of revenues were attributable purchase of equipment manufactured by PictureTel and Intel, respectively. Termination of or change of the Company's business relationships with PictureTel or Intel, disruption in supply, failure of PictureTel or Intel to remain competitive in product quality, function or price or a determination by PictureTel or Intel to reduce reliance on independent providers such as the Company, among other things, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company is a party to agreements with PictureTel and Intel that authorize the Company to serve as a non-exclusive dealer and sales agent, respectively, in certain geographic territories. The PictureTel and Intel agreements can be terminated without cause upon written notice by the suppliers, subject to certain notification requirements. There can be no assurance that these agreements will not be terminated, or that they will be renewed on terms acceptable to the Company. These suppliers have no affiliation with the Company and are competitors of the Company.

     NO ASSURANCE OF NASDAQ SMALLCAP MARKET CONTINUED LISTING; RISK OF LOW-PRICED SECURITIES; RISK OF APPLICATION OF PENNY STOCK RULES. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the Nasdaq SmallCap Market. The maintenance standards require, among other things, that an issuer have net tangible assets of at least $2,000,000; that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the public float be at least $1,000,000; and that there be at least two market makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq SmallCap Market listing. If the Company's Common Stock were to be excluded from the Nasdaq SmallCap Market, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirement to be relisted on the Nasdaq SmallCap Market.

     If the Company is unable to satisfy the maintenance requirements and the price per share were to drop below $5.00, then unless the Company satisfied certain net tangible asset or revenue tests, the Company's Common Stock would become subject to certain penny stock rules promulgated by the Securities and Exchange Commission (the "Commission"). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors in the Offering may find it more difficult to sell their Common Stock.

     NO PRIOR PUBLIC MARKET FOR THE COMMON STOCK; ARBITRARY DETERMINATION OF OFFERING PRICE; PRICE VOLATILITY. Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for any of the Common Stock will develop or, if developed, be sustained after the Offering. See "Underwriting." The initial public offering price of the Common Stock has been determined arbitrarily by negotiations between the Company and the Representative. Factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and the market for initial public offerings. Therefore, the public offering price of the Common Stock does not necessarily bear any relationship to the Company's assets, book value, results of operations or any other established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the Common Stock. See "Underwriting."

     VOLATILITY OF STOCK PRICE. The trading price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats or new services by the Company or its competitors, changes in financial estimates by securities analysts, conditions or trends in Internet markets, changes in the market valuations of other companies in similar markets, announcements by the Company or its competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of Common Stock and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market and industry factors may materially adversely affect the market price of the Common Stock, regardless of the Company's operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this Offering, 1,617,509 shares of Common Stock (1,767,509 shares if the over-allotment option is exercised in full) will be outstanding. The 1,000,000 shares (1,150,000 shares if the over-allotment option is exercised in full) offered hereby will be immediately freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any securities purchased by an "affiliate" of the Company (as that term is defined in the Securities Act), which securities will be subject to the resale limitations of Rule 144 under the Securities Act ("Rule 144"). The remaining 617,509 shares of Common Stock are "restricted securities," as that term is defined in Rule 144 under the Securities Act, and may not be resold in a public distribution, except in compliance with the registration requirements of the Securities Act or in compliance with Rule 144. The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this Offering pursuant to Rule 144 or otherwise could materially adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing.

     Each officer and director of the Company, all holders of the shares of Common Stock, and all holders of securities convertible into or exchangeable or exercisable for shares of Common Stock have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of the Company's securities, whether or not presently owned, for a period of 13 months after the date of this Prospectus, without the prior written consent of the Company and the Representative. The 617,509 restricted shares of Common Stock may be sold in accordance with Rule 144 at various times beginning ninety days after the effective date of this Prospectus, subject to the lock-up agreements described above. See "Shares Eligible for Future Sale."

     DILUTION. Purchasers of the Common Stock in this Offering will experience immediate and substantial dilution in the net tangible book value of their shares. Assuming an initial public offering price of $6.50 per share, dilution to new investors would be $3.93 per share. Additional dilution will occur upon exercise of outstanding warrants or stock options or conversion of outstanding convertible notes. As a result, new investors will bear substantially all of the risks inherent in an investment in the Company. See "Dilution."

     YEAR 2000 COMPLIANCE. The "year 2000 problem" is pervasive and complex, as virtually every computer operation will be affected in some way. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is in the process of working with its software vendors to assure that the Company is prepared for the year 2000. The Company has not verified that its vendors, suppliers or customers are year 2000 compliant. The Company does not anticipate that it will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. Any year 2000 compliance problem of either the Company or its customers could have a material adverse effect on the Company's business, results of operations and financial condition.

     GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTY. The Company currently is not subject to direct regulation by any governmental agency, other than laws and regulations generally applicable to businesses, although certain United States export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to the Company's products. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in the United States and abroad relating to the Internet. It is possible that governments will enact legislation to regulate areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. The majority of such laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase the Company's cost of doing business, restrict the Company's business or increase the Company's legal exposure, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     LIABILITY FOR INTERNET CONTENT. As a distributor of Internet content, the Company faces potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that it makes available over the Internet. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, the Company could be exposed to liability with respect to the content or unauthorized duplication or broadcast of content. Although the Company maintains general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. In addition, although the Company generally requires its content providers to indemnify the Company for such liability, such indemnification may be inadequate. Any imposition of liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by a content provider could have a material adverse effect on the Company's business, results of operations and financial condition.

     SALES AND OTHER TAXES. The Company currently does not collect sales or similar taxes with respect to the sale of products or services into states and countries other than the State of Connecticut. However, one or more states or foreign countries may seek to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or any foreign country that the Company should collect sales or other taxes on the sale of products, license of technology or provision of services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on the Company's business, financial condition and results of operations.

     CERTAIN ANTI-TAKEOVER PROVISIONS. Certain statutory provisions and provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of discouraging, delaying or making more difficult a change in control of the Company or preventing the removal of incumbent directors even if some, or a majority, of the Company's stockholders were to deem such an attempt to be in the best interest of the Company. The Company is governed by the provisions of the General Corporation Law of the State of Delaware (the "DGCL")
Section 203, an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates or associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of
Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above market prices pursuant to such transactions. In addition, the Company's Board of Directors has the authority to issue up to 990,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the other rights of the holders of, the Common Stock. The Company has no present plans to issue shares of Preferred Stock. See "Description of Securities."

     ABSENCE OF DIVIDENDS. The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

     REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET. A significant number of shares of Common Stock offered hereby may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of shares of Common Stock through or with the Representative. Although it has no obligation to do so, the Representative intends to make a market in the Common Stock and may otherwise effect transactions in the Common Stock. If it participates in such market, the Representative may influence the market, if one develops, for the Common Stock. Such market-making activity may be discontinued at any time. Moreover, if the Representative sells the securities issuable upon exercise of the Representative's Warrants, it may be required under the Securities Exchange Act of 1934, as amended, to temporarily suspend its market-making activities. The prices and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Representative's participation in such market. See "Underwriting."

     POTENTIAL ADVERSE EFFECT OF SUBSTANTIAL SHARES OF COMMON STOCK
RESERVED. The Company has reserved a total of 830,987 shares of Common Stock for issuance as follows: (i) 294,318 shares upon the exercise of outstanding warrants; (ii) 100,000 shares upon the exercise of the Representative's Warrants; (iii) 209,091 shares upon the exercise of stock options available for grant under the Stock Option Plan; (iv) 75,000 shares upon the exercise of stock options granted under the Stock Option Plan; (v) 96,154 shares upon the conversion of outstanding convertible promissory notes; and (vi) 56,424 shares upon the conversion of Series A Preferred Convertible Stock. The existence of the Representative's Warrants and securities convertible into Common Stock may adversely affect the Company's ability to consummate future equity financings. Further, the holders of the warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Shares Eligible for Future Sales."

     LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS. The Company's Restated Certificate of Incorporation eliminates the personal liability of directors to the Company and its shareholders for monetary damages for breach of fiduciary duties as a director to the fullest extent permitted by the DGCL. See "Management--Limitation on Liability; Indemnification of Directors and Officers."

     RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. This Prospectus contains certain forward-looking statements, including, without limitation, the plans and objectives of management for future product and future operations. The forward-looking statements included herein are based on a successful execution of the Company's strategy, the assumption that the software industry will not change materially or adversely, and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 1,000,000 shares of Common Stock offered hereby are estimated to be $5,405,000 based upon an assumed initial public offering price of $6.50 per share, after deducting underwriting discounts, commissions and estimated expenses (or approximately $6,253,250 if the over-allotment option granted to the Underwriters is exercised in full). The net proceeds are expected to be used as follows:

APPLICATION OF PROCEEDS                                                               AMOUNT      PERCENT
---------------------------------------------------------------------------------   ----------    -------
Repayment indebtedness and accrued interest......................................   $  365,000       6.8%
Sales and marketing..............................................................    2,250,000      41.6
Capital expenditures.............................................................      750,000      13.9
General corporate and working capital............................................    2,040,000      37.7
                                                                                    ----------     -----
     Total.......................................................................   $5,405,000       100%
                                                                                    ----------     -----
                                                                                    ----------     -----

     The Company's intended allocation of net proceeds of the Offering is based upon the Company's current plans and prevailing economic and industry conditions. Although the Company does not currently contemplate material changes with respect to allocation of the net proceeds, to the extent that management of the Company finds that adjustment thereto is required, the amounts shown may be adjusted among the uses indicated above.

     The Company estimates that the amounts listed in the above table together with cash from operations will meet the Company's cash requirements for at least 12 months from the date of this Prospectus. If the Underwriters exercise the over-allotment option, the Company intends to add the net proceeds of such exercise to working capital.

     Pending their ultimate use, the net proceeds will be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     The Company has not paid, and does not anticipate paying, any dividends on its Common Stock in the foreseeable future. The Company accrues annual dividends on the outstanding shares of Series A Convertible Preferred Stock at the rate of $8.50 per share, and no dividends may be paid on other classes of stock until all accrued dividends on the Series A Convertible Preferred Stock have been paid. In addition, the Series A Convertible Preferred Stock is entitled to receive a liquidation preference in the amount of $100 per share plus all accrued and unpaid dividends prior to any liquidation payments made to any other class of stock. The Company currently intends to retain its future earnings for use in operations and expansion of its business. Declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors of the Company.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company: (i) as of June 30 , 1998; (ii) on a Pro Forma basis to reflect the August 1998 restructuring of indebtedness and the issuance of Common Stock, Common Stock Purchase Warrants and Series A Convertible Preferred Stock in connection therewith and (iii) as adjusted to give effect to the sale of the Common Stock offered hereby at an assumed initial public offering price of $6.50 per share and the initial application of the estimated net proceeds therefrom. The following table should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Prospectus:

                                                                                       JUNE 30, 1998
                                                                       ---------------------------------------------
                                                                                                        PRO FORMA
                                                                         ACTUAL       PRO FORMA(2)    AS ADJUSTED(3)
                                                                       -----------    ------------    --------------
Short-term debt.....................................................   $   582,298    $    403,530     $    238,530
                                                                       -----------    ------------     ------------
                                                                       -----------    ------------     ------------
Long-term debt......................................................   $ 1,106,712    $  1,098,994     $  1,098,994
                                                                       -----------    ------------     ------------
Stockholders' equity
  Series A Convertible Preferred Stock, $.001 par value 10,000 shares authorized, no shares outstanding, actual; 4,796 shares issued and outstanding (with a total liquidation preference of
     $479,600), pro forma and pro forma as adjusted.................            --               5                5
  Preferred Stock, $.001 par value; 990,000 shares authorized; no
     shares outstanding.............................................            --              --               --
  Common Stock, $.001 par value; 49,000,000 shares authorized;
     465,530 shares issued and outstanding, actual; 617,509 shares issued and outstanding, pro forma; and 1,617,509 shares issued
     and outstanding, pro forma as adjusted (1) ....................           466             617            1,617
Additional paid-in capital..........................................       858,294       1,928,611        7,332,611
Accumulated deficit.................................................    (2,720,126)     (3,150,637)      (3,150,637)
                                                                       -----------    ------------     ------------
     Total stockholders' equity (deficit)...........................    (1,861,366)     (1,221,404)       4,183,596
                                                                       -----------    ------------     ------------
  Total capitalization..............................................   $  (754,654)   $   (122,410)    $  5,282,590
                                                                       -----------    ------------     ------------
                                                                       -----------    ------------     ------------

------------------

(1) Does not include: (a) 100,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants; (b) 209,091 shares of Common Stock reserved for issuance upon exercise of stock options available for grant under the Company's 1997 Incentive Stock Option Plan (the "Stock Option Plan"); (c) 75,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted under the Stock Option Plan as of the effective date of this Prospectus at a weighted average exercise price of $
    4.00 per share; (d) 294,318 shares of Common Stock reserved for issuance upon exercise of warrants held by employees, directors and consultants of the Company at a weighted average exercise price of $1.63 per share;
    (e) 96,154 shares of Common Stock reserved for issuance upon exercise of convertible promissory notes at a conversion price of $5.20 per share; and
    (f) 56,424 shares of Common Stock reserved for issuance upon exercise of Series A Convertible Preferred Stock at a conversion price of $8.50 per share. See "Management--1997 Incentive Stock Option Plan," "Description of Securities" and "Underwriting," and Notes 6, 7 and 12 of Notes to Financial Statements.

(2) On a Pro Forma basis to reflect the August 1998 restructuring of indebtedness and the issuance of Common Stock, Common Stock purchase warrants and Series A Convertible Preferred Stock. See Note 12 of Notes to Financial Statements.

(3) As adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $6.50 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                    DILUTION

     The pro forma net tangible book value (deficit) of the Company at June 30, 1998 (after giving effect to the August 1998 restructuring of indebtedness and the issuance of Common Stock, Common Stock purchase warrants and Series A Convertible Preferred Stock in connection therewith. See Note 12 of Notes to Financial Statements) was approximately $(1,296,404), or $(2.10) per share of Common Stock. The pro forma net tangible book value (deficit) per share is equal to total tangible assets less total liabilities, divided by the number of shares of the Common Stock outstanding on such date. Dilution per share represents the difference between the amount per share paid by purchasers in the Offering and the pro forma net tangible book value per share after the Offering. After giving effect to the sale of the shares of Common Stock being offered hereby and the receipt of the net proceeds from the Offering by the Company, the pro forma as adjusted net tangible book value of the Company at June 30, 1998 would have been approximately $4,158,596 or $2.57 per share. This represents an immediate increase in pro forma net tangible book value of $4.67 per share to existing stockholders, and an immediate dilution of $3.93 per share to persons purchasing shares of Common Stock at the initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share.......................................              $6.50
  Pro forma net tangible book value (deficit) before the Offering.....................   $ (2.10)
  Increase per share attributable to new investors....................................      4.67
                                                                                         -------
Pro forma as adjusted net tangible book value per share after the Offering............               2.57
                                                                                                    -----
Dilution per share to new investors...................................................              $3.93
                                                                                                    -----
                                                                                                    -----

     The following table summarizes at September 15, 1998 the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders since inception and by new investors in this Offering (at an assumed initial public offering price of $6.50 per share):

                                                                                                              AVERAGE
                                                              SHARES PURCHASED       TOTAL CONSIDERATION     PRICE PER
                                                            --------------------    ---------------------    ---------
                                                             NUMBER      PERCENT      AMOUNT      PERCENT     SHARE
                                                            ---------    -------    ----------    -------    ---------
Existing stockholders....................................     617,509      38.2%    $  601,015       8.5%      $ .97
New investors............................................   1,000,000      61.8      6,500,000      91.5        6.50
                                                            ---------     -----     ----------     -----       -----
Totals...................................................   1,617,509       100%    $7,101,015       100%
                                                            ---------     -----     ----------     -----
                                                            ---------     -----     ----------     -----

     The tables do not give effect to the exercise or conversion of any outstanding options, warrants, convertible promissory notes or shares of Series A Convertible Preferred Stock. To the extent such options, warrants, convertible promissory notes or shares of Series A Convertible Preferred Stock are exercised or converted, there will be further dilution to new investors. See "Management--Stock Options Plan," "Description of Capital Stock" and Notes 6, 7 and 12 of Notes to Financial Statements.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial information for the periods presented. The statement of operations data of the Company presented for the period from July 12, 1995 (inception) to December 31, 1995, the years ended December 31, 1996 and 1997, and the balance sheet data for the years ended December 31, 1996 and 1997 are derived from the financial statements of the Company audited by KPMG Peat Marwick LLP, independent accountants which are included elsewhere in this Prospectus. The report of KPMG Peat Marwick LLP on the aforementioned financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations since inception, working capital deficiency and net capital deficiency raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The selected financial data of the Company presented for the six months ended June 30, 1997 and 1998 and the balance sheet as of June 30, 1998 were derived from the Company's unaudited financial statements also appearing herein and which, in the opinion of the Company's management, include all adjustments, consisting of normal recurring accruals and other adjustments, necessary for the fair presentation of the financial position and results of operations for these periods. The results of operations for the six months ended June 30, 1998 may not be indicative of results that may be expected for the full year ending December 31, 1998. The financial information set forth below should be read in conjunction with, and is qualified in its entirety by, the Financial Statements of the Company and related notes thereto that appear elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  JULY 12,
                                                    1995
                                                (INCEPTION)
                                                  THROUGH                YEAR ENDED                   SIX MONTHS ENDED
                                                DECEMBER 31,            DECEMBER 31,                      JUNE 30,
                                                ------------    ----------------------------    ----------------------------
                                                   1995            1996             1997           1997            1998
                                                ------------    ------------    ------------    ------------    ------------
                                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues, net................................     $131,750       $  274,755     $     96,722     $   49,517      $  740,548
Cost of revenues.............................       89,359          193,653           76,598         39,385         468,591
                                                  --------       ----------     ------------     ----------      ----------
Gross profit.................................       42,391           81,102           20,124         10,132         271,957
Operating expenses:
  Research and development...................           --           47,020          122,341         82,251          18,750
  Selling general and administrative.........      118,986          483,612        1,399,363        741,482         512,487
  Depreciation...............................          982           14,860           78,226         35,600          44,462
                                                  --------       ----------     ------------     ----------      ----------
       Operating loss........................      (77,577)        (464,390)      (1,579,806)      (849,201)       (303,742)
Interest expense-net.........................           --          (24,041)        (130,555)       (21,398)       (140,015)
                                                  --------       ----------     ------------     ----------      ----------
       Net loss..............................     $(77,577)      $ (488,431)    $ (1,710,361)    $ (870,599)     $ (443,757)
                                                  --------       ----------     ------------     ----------      ----------
                                                  --------       ----------     ------------     ----------      ----------
Basic and diluted net loss per share.........     $  (0.20)      $    (1.25)    $      (3.69)    $    (1.89)     $    (0.95)
                                                  --------       ----------     ------------     ----------      ----------
                                                  --------       ----------     ------------     ----------      ----------
Shares used in the net loss per share
  calculations(1)............................      384,470          390,909          463,005        461,780         465,530

                                                                                DECEMBER 31,           JUNE 30,
                                                                          -------------------------  -------------
                                                                             1996         1997          1998(2)
                                                                          ----------  -------------  -------------
                                                                                                      (UNAUDITED)
BALANCE SHEET DATA:
Cash....................................................................  $   24,059  $           7  $     190,310
Working capital (deficit)...............................................    (158,584)      (993,563)    (1,148,665)
Total assets............................................................     285,112        400,215      1,070,701
Total liabilities.......................................................     250,105      1,871,389      2,932,067
Stockholders' equity (deficit)..........................................      35,007     (1,471,174)    (1,861,366)

------------------
(1) See Note 2 of Notes to Financial Statements for an explanation of the determination of the number of shares used in per share calculations.
(2) Does not reflect the August 1998 restructuring of indebtedness and the issuance of Common Stock, Common Stock purchase warrants and Series A Convertible Preferred Stock in connection therewith. See Note 12 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Financial Information" and the Financial Statements of the Company, including the notes related thereto, and the other financial data appearing elsewhere in this Prospectus.

     Certain information included herein contains statements that constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, among others, the following: general economic and business conditions; industry capacity; uncertainty regarding and changes in customer preferences; demographic changes; competition; changes in methods of marketing and technology; changes in political, social and economic conditions and regulatory factors and various other factors beyond the Company's control. The "safe-harbor" protections provided under the aforementioned sections of the Securities Act and the Securities Exchange Act are not available to initial public offerings, including this offering.

GENERAL

     The Company was incorporated in July 1995. For the balance of its first fiscal year (ended December 31, 1995), the Company was primarily engaged in activities related to sales of videoconferencing systems and integration services and the commencement of its operations, including establishing relationships with suppliers and distributors. During 1996 the Company changed its business focus and began the development of its proprietary software for use in connection with videoconferencing systems offered by the Company, and the implementation of its plan to offer its Video On-Demand Services. Accordingly, the Company does not believe that its results of operations for the period from inception through December 31, 1995 are useful as a basis for evaluating its current or future results or that comparisons to its results of operations for the corresponding period of fiscal 1996 would be meaningful.

     During 1996, the Company continued to serve as a videoconferencing systems integrator and began the development of its proprietary software products and its Video On-Demand Services. The Company continued these efforts through the end of 1997 when the Company focused its efforts on reselling, installing and integrating videoconferencing and video streaming systems, including the Company's proprietary software, and the sales of its Video On-Demand Services. Accordingly, the Company operated as a development stage company until 1998 and, has had a limited operating history on which the evaluation of the Company and its prospects can be based.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997.

     Net Revenues. Net revenues increased by $691,031 during the six months ended June 30, 1998 compared to the six months ended June 30, 1997. This increase was primarily due to the shift in the Company's focus from development of its proprietary software for use in connection with videoconferencing systems offered by the Company to sales of videoconferencing and video streaming systems in the second half of 1997. The increase in sales relates primarily to sales of videoconferencing systems and related equipment and services.

     Gross Profits. Gross profit for the six months ended June 30, 1998 was $271,957 compared to $10,132 for the six months ended June 30, 1997. The increase in gross profit of $261,825 resulted from increased sales of videoconferencing systems and related equipment and services. Gross profit as a percentage of revenue equalled 37% for the six months ended June 30, 1998 compared to 21% for the six months ended June 30, 1997.

     Research and Development. Research and development expenses decreased by $63,501 or 77% during the six months ended June 30, 1998 compared to the six months ended June 30, 1997. The decrease was the result of the completion of the development of the Company's proprietary software product and management's decision to concentrate its efforts on the marketing and sales of videoconferencing and video streaming systems and the Company's Video On-Demand Services.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $228,995 or 31% during the six months ended June 30, 1998 compared to the six months ended June 30, 1997. The decrease is primarily a result of a reduction in administrative staff as the Company implemented its plan to reduce expenses and focus its marketing and sales efforts on videoconferencing and video streaming systems, and its Video On-Demand Services.

     Depreciation. Depreciation expense increased by $8,862 or 25% during the six months ended June 30, 1998 compared to the six months ended June 30, 1997. The increase reflected the purchase of equipment associated with software development and the continued investment in equipment required in connection with the Company's Video On-Demand Services.

     Interest Expense. Interest expense increased by $118,617 during the six months ended June 30, 1998 compared to the six months ended June 30, 1997. The increase was due to the Company's borrowings during 1997 and 1998 to fund operations, develop its proprietary software and to implement its Video On-Demand Services.

     Net Loss. Net loss decreased to $443,757 for the six months ended June 30, 1998 from $870,599 for the year ended June 30, 1997, representing a decrease of $426,842. The decrease in net loss is attributable to the factors discussed above.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996.

     Net Revenues. Net revenues decreased by $178,033 or 65% during the year ended December 31, 1997 compared to the year ended December 31, 1996. The decrease was primarily due to the Company's focus on software development beginning in June 1996 and continuing through the third quarter of 1997, and the establishment of its Video On-Demand Services during 1997.

     Gross Profits. Gross profits for the year ended December 31, 1997 was $20,124 compared to $81,102 for the year ended December 31, 1996. The decrease in gross profit of $60,978 was due to the reduced emphasis on sales of videoconferencing systems and related equipment and services during the year ended December 31, 1997. Gross profit as a percentage of revenue equalled 21% for the year ended December 31, 1997 as compared to 30% for the year ended December 31, 1996.

     Research and Development. Research and development expenses increased $75,321 during the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase was due to the Company's efforts to develop its software products.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $915,751 during the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase represented costs associated with the marketing of the Company's proprietary software and Video On-Demand Services and the staffing needs associated with the commencement of its Video On-Demand Services.

     Depreciation. Depreciation expense increased by $63,366 during the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase reflects the purchase of equipment associated with the development of the Company's proprietary software for use in connection with videoconferencing systems offered by the Company, and the establishment of its Video On-Demand Services.

     Interest Expense. Interest expense increased by $106,514 during the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase was primarily due to the increase in indebtedness associated with the Company's borrowings for working capital, the development of the Company's proprietary software for use in connection with videoconferencing systems offered by the Company, and the implementation of its Video On-Demand Services.

     Net Loss. Net loss increased to $1,710,361 for the year ended December 31, 1997 from $488,431 for the year ended December 31, 1996, representing an increase of $1,221,930. The increase in net loss is attributable to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Through June 30, 1998, the Company has raised approximately $2,350,000 from the private placement of debt and equity securities. Through June 30, 1998, $162,000 was advanced to the Company by the President of the Company. In 1996, $600,000 of indebtedness was converted into 75,758 shares of Common Stock. In August 1998, the Company converted $757,173 of indebtedness and accrued interest into equity. The Company's operations generated insufficient cash flow in 1996 and thereafter to enable it to meet its capital expenditure, debt service and other cash needs. The Company has sustained significant losses since its inception and, as of June 30, 1998, had an accumulated deficit of $2,720,126. At June 30, 1998, December 31, 1997 and December 31, 1996 the Company had working capital deficits of approximately $1,148,665, $993,563 and $158,584, respectively.

     Net cash used in operating activities was $374,831 for the six months ended June 30, 1998 and $929,265 and $389,956 for the years ended December 31, 1997 and 1996, respectively.

     The Company presently has a financing agreement whereby the Company receives purchase order financing (70% of purchase order) up to a maximum of $1 million and accounts receivable financing (85% of the invoiced amount) up to a maximum of $2 million. The charges for monies advanced are based upon an initial rate of 4.5% of the invoice amount for the first thirty days the invoice is outstanding and unpaid and increases 1% for each 15 days the invoice remains unpaid up to a maximum of 12%. The financing agreement has a term of one year ending in March, 1999. As of June 30, 1998, the Company had secured borrowings of $29,157 under this financing agremeent. See "Risk Factors--Possible Need for Additional Financing." See Note 12 of Notes to Financial Statements.

     In August and September, 1998, the Company conducted a restructuring of its indebtedness. As of September 16, 1998, the Company had (i) converted $479,607 of indebtedness into 4,796 shares of Series A Convertible Preferred Stock and issued 18,939 Common Stock purchase warrants in connection therewith; (ii) converted $215,566 of indebtedness into 40,827 shares of Common Stock and issued 18,939 Common Stock purchase warrants in connection therewith; (iii) converted $62,000 of indebtedness into 30,303 shares of Common Stock and cancelled 30,303 Common Stock purchase warrants in connection therewith; and (iv) restructured $915,000 of indebtedness and issued 79,154 shares of Common Stock and cancelled 97,904 Common Stock purchase warrants in connection therewith.

     The Company anticipates that it will continue to incur net operating losses as it expands its marketing network and facilitate the business included in its strategic plan. Cash provided by operations is not expected to be sufficient to fund the operation, expansion and development of marketing and customer networks and as such the Company expects to use cash on hand and the proceeds from this Offering to fund its expansion and development.

     The report of the Company's independent auditors on the Company's financial statements as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from July 12, 1995 (inception) through December 31, 1995 and for each of the years in the two year period ended December 31, 1997, contains an explanatory paragraph expressing substantial doubt with respect to the ability of the Company to continue as a going concern. The Company believes that the net proceeds from this Offering will be sufficient to finance the Company's working capital requirements for 12 months following the completion of the Offering. See "Use of Proceeds." There can be no assurance that the Company will generate sufficient revenues or be able to raise additional capital to fund its operations after such period.

YEAR 2000 COMPLIANCE

     There are issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex, as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is in the process of working with its software vendors to assure that the Company is prepared for the year 2000. The Company has not verified that companies doing business with it are year 2000 compliant. The Company does not anticipate that it will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with year 2000 compliance. Any year 2000 compliance problem of either the Company or its users, customers or advertisers could have a material adverse effect on the Company's business, result of operations and financial conditions.

NET OPERATING LOSS CARRYFORWARDS

     At December 31, 1997, the Company had available net operating loss carryforwards of approximately $1,503,169 to offset future taxable income for federal tax purposes. The utilization of the loss carryforwards to reduce future income taxes will depend upon the Company's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The carryforwards expire in the year 2003 through 2004. However, the Internal Revenue Code of 1986, as amended, limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation. As a result of this Offering, a change in ownership is likely to occur which would substantially restrict the Company's use of the net operating loss carryforwards for federal and state income tax purposes. See Note 8 of Notes to Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). The Company adopted the provisions of SFAS 130 in the quarter ended
March 31, 1998. SFAS No. 130 requires the Company to report its financial statement, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no differences between the Company's comprehensive loss and its net loss as reported.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the new way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to affect the Company as the Company currently does not have any derivative instruments or hedging activities.

                                    BUSINESS

     The Company is a full service provider of interactive business video communications solutions. The Company resells, installs and integrates videoconferencing equipment and systems and video streaming software and systems, which includes the Company's proprietary software that enables browsing, recall and playback of digitized video content through videoconferencing systems on an interactive basis. Additionally, the Company records, digitizes, stores, edits and delivers or "streams" on-demand video and audio programs over telecommunications lines and the Internet ("Video On-Demand Services").

     Real-time videoconferencing and on-demand video streaming enable more effective and cost-efficient enterprise collaboration across disparate physical locations. The utilization of videoconferencing and on-demand video streaming systems has increased dramatically in the last several years due to technological advancements, a significant decline in the costs of videoconferencing systems and video streaming systems and an attempt by businesses to reduce travel costs and speed the delivery of products to market. According to TeleSpan Publishing Corporation, the combined sales revenues from the sale and use of videoconferencing systems alone grew to $2.7 billion for the year ended December 31, 1996.

     The Company has developed strong relationships as an authorized reseller of videoconferencing systems and video streaming systems for the established market leaders. VCS resells a full line of videoconferencing equipment and systems for Intel Corporation ("Intel"), PictureTel Corporation ("PictureTel") and VideoServer, Inc. ("VideoServer"), resells video streaming systems for Starlight Networks, Inc. ("Starlight") and RealNetworks, Inc. ("RealNetworks") and resells video publishing software for Digital Lava, Inc. ("Digital Lava"). The Company also provides a full range of installation, integration and support services in connection with such systems sales. Additionally, VCS and Starlight have entered into a joint marketing arrangement and Starlight has qualified the Company's proprietary software for interaction with Starlight's video streaming product line.

     The Company's Video On-Demand Services enable customers to record and digitize business meetings, training sessions or other presentations or demonstrations on video and to retrieve the video content for later distribution to employees, students or other end-users at different times and multiple locations. The Company has entered into licensing agreements to provide access to approximately 500 training tapes and believes that it is one of the leading distributors of digitized training videotapes in the United States. In addition, the Company's Video On-Demand Services provide customers with the ability to edit and enhance recorded video content. The Company has supplemented its own editing and enhancement capabilities by entering into a licensing agreement with Digital Lava, which grants the Company's customers access to Digital Lava's video publishing software. This video publishing software allows users to
(i) organize and manage video content and other information from diverse sources, (ii) create links to other data and (iii) distribute the content on CD-ROM or DVD or stream the content over intranets or the Internet. Additionally, the Company has entered into a joint marketing arrangement with AT&T Corp. ("AT&T"), the largest provider of videoconferencing services in the United States, pursuant to which AT&T offers the Company's Video On-Demand Services to all of its videoconferencing customers.

     The Company's objective is to become a leading provider of interactive video communications solutions. To achieve its objective, the Company intends to further establish itself as a recognized reseller of videoconferencing and video streaming systems and products by expanding its sales and marketing efforts and to grow its Video On-Demand Services through additional joint marketing arrangements, by expanding its library of videotapes through additional licensing relationships, by leveraging its access to customers of videoconferencing and video streaming systems and by incorporating new product and technology developments as they become available.

INDUSTRY

  Benefits of Interactive Video Communications

     The market for interactive video communications solutions is driven in part by demand for more effective enterprise communication and collaboration, whether in real-time or on a stored-and-retrieved basis, among persons or groups across disparate physical locations. Interactive video communications solutions offer the opportunity to increase worker productivity and reduce costs by eliminating or reducing travel. In addition to cost savings, visual collaboration reduces the cycle time of key business processes; for example, visual collaboration can hasten the decision-making process by reducing the time needed to exchange information between geographically dispersed work groups. Visual collaboration also allows companies to leverage scarce personnel resources located at a distance from co-workers who need their expertise.

  Rapid Technological and Market Changes

     Initial generations of interactive video communications solutions were relatively expensive and typically required dedicated, high speed transmission facilities, trained operators and special rooms. The price and performance characteristics of these systems limited market demand to large corporations. Despite broad market interest, cost-benefit analyses discouraged most potential users from investing in these systems. In recent years, however, numerous factors have led to greater acceptance and use of interactive video communications solutions, including the rapid growth of world-wide switched digital circuit network services, multi-media enabled PCs, improved software, the Internet, corporate intranets, and decreasing costs of these network services.

     Switched digital networks provide increased bandwidth or capacity compared to traditional analog telephone lines. The increased bandwidth improves the quality of videoconferencing by significantly reducing breaks in transmission, blurred images and instances of audio and video content being out of synch. The recent increased availability of, and reductions in cost of, switched digital circuit networks combined with improvements in quality offered by switched digital circuit networks have resulted in substantial increased utilization of videoconferencing systems and related services.

     In addition, the introduction of new software decoders and quality of service software for network routers and switches have resulted in rapid advances in the quality of video and audio transmissions and ease of use on packet-switched Internet Protocol ("IP") corporate intranets and the Internet. Although the quality of videoconferencing transmissions on IP intranets and the Internet is not at the same high level available on digital switched circuit networks, the Company anticipates that substantial utilization of IP intranets and the Internet and the expected growth rate in utilization of such networks will drive continued improvement in videoconferencing related software and hardware and the quality of videoconferencing transmissions. The Company believes such improvements to packet-switched IP intranets and the Internet will yield further improvements in quality of videoconferencing and video streaming transmissions and further reductions in cost which will further increase demand for videoconferencing systems and related services.

VIDEOCONFERENCING SYSTEMS BUSINESS

     The Company is a reseller of videoconferencing systems such as digital computer-based products manufactured by Intel and analog appliance-type (single purpose) products manufactured by PictureTel and Polycom. The Company anticipates a shift in the current dominance of appliance-type products to computer-based products. In addition, the Company resells a complete range of hardware components such as compression and decompression products ("CODECS"), audio modules and video modules, and supporting bridges, gateways, and peripherals such as cameras, whiteboards, audio systems, video cassette recorders and furniture. The Company also provides installation, integration and support services in conjunction with these sales.

  Videoconferencing Systems Market

     The videoconferencing systems market is highly competitive, with over 75 manufacters of video systems. The market is dominated by PictureTel and Intel. PictureTel sells its products through resellers such as VCS and recently has begun selling directly to end users because of the limited availability of qualified resellers. PictureTel resellers are typically sellers of telephone equipment (Lucent Technologies, Siemens, etc.) or audio-visual equipment, and tend to lack specific expertise in computer-based videoconferencing. Recently, PictureTel announced its intention to purchase Starlight as part of a strategy to support all forms of business video communication. VCS believes it is currently the only reseller of both PictureTel and Starlight product lines.

     Intel distributes its products through established computer sales channels. Although any firm authorized to purchase from computer wholesalers can buy Intel's videoconferencing products, Intel has experienced difficulties in finding qualified vendors for its videoconferencing products.

     Delivering video communication solutions requires expertise in several areas; telephony, computer networking, acoustical systems, lighting, video production and software development. The Company believes it is one of a limited number of entities which has developed expertise in all these areas. Due to its expertise, VCS has been referred frequently by Intel and PictureTel to purchasers of videoconferencing systems.

  Videoconferencing Systems Strategy

     For the near term, the Company has targeted resales of videoconferencing equipment as its major source of revenues. The Company provides customers with turnkey solutions by consulting with them and designing systems that meet their needs. The Company believes that due to rapidly increasing demand for videoconferencing capabilities, the Company's expertise will provide opportunity for the Company to realize an increase in sales volume.

     The Company has established relationships with videoconferencing technology market leaders, such as Intel and PictureTel. The Company believes that such associations are necessary in order to establish market share in the videoconferencing market. In addition to its relationship with Intel and PictureTel the Company has also formed reseller relationships with system and component manufacturers Polycom Inc., VideoServer, Inc. and SoftBoard (a division of Microfield Graphics, Inc.). The Company also believes that such a strategy will build brand identity and broaden the Company's customer base for its Video On-Demand Services.

     As a result of its strong relationships with Intel and PictureTel, the Company receives marketing leads, marketing support and technical support for the sale of their respective products.

     Turnkey systems sales, as opposed to individual component sales, allows the Company to focus its resources on generating additional sales without undertaking the cost of building a large technical staff. In this regard, the Company may elect to outsource the installation and maintenance of a turnkey system to fulfill either domestic or international sales without the need to supply its own staff members. The Company provides all customers with ongoing technical support and services.

     The Company's largest customers of videoconferencing systems and related services, Caliber Learning Network, Inc., Reckson Associates Realty Corp., and FactSet Research Systems Inc., accounted for 30%, 15%, and 19%, respectively, of the Company's revenues for the six months ended June 30, 1998.

VIDEO STREAMING SYSTEMS BUSINESS

     The Company is a reseller of video streaming and related software products of Starlight and RealNetworks, encoders manufactured by Opitbase and Winnov, and computer workstations and servers. In addition, the Company is a reseller of video publishing software products manufactured by Digital Lava, Inc. The Company also provides installation, integration and support services in conjunction with these sales.

  Video Streaming Systems Market

     The video streaming system market is a new market experiencing rapid growth. The first video streaming systems were introduced in 1991. Starlight introduced its first products during 1992 and dominated the initial market by focusing on the delivery of high quality video via intranets. In 1995, several companies introduced streaming systems that utilized the Internet. The Internet systems initially delivered poor quality video and were not acceptable for business use.

     According to RealNetworks, more than 30 million users have downloaded its RealPlayer(Trademark) products to their PC's. In July, 1998, RealNetworks and the Microsoft Corporation ("Microsoft") each introduced new streaming media technology which substantially improves the quality of video. Microsoft is now shipping a new Windows Media Player, which supports multiple streamed multimedia file types, with every copy of Windows Operating System.

     As in the videoconferencing market, VCS believes there is a limited number of resellers who have developed the expertise in these areas, and VCS believes it is one of a few resellers that offer both RealNetworks and Starlight systems in the market. In the short term, the market for video streaming systems will continue to lack qualified vendors to support this emerging market because of the multi-discipline requirements for a successful implementation.

  Video Streaming Systems Strategy

     As with its videoconferencing systems operations, the Company has formed relationships with market leaders of video streaming technology. The Company believes that such associations are necessary in order to establish market share in the video streaming market. In furtherance of this strategy, the Company has entered into a joint marketing agreement with Starlight. The Company also believes that such a strategy will build brand identity and broaden the Company's customer base for its Video On-Demand Services.

     As part of its Video On-Demand Services, the Company allows its customers to use video streaming on a trial basis using the customers' existing videoconferencing equipment and networks. This service gives customers an opportunity to test the benefits of video streaming without having to first invest in a digital system. The Company believes these trial services will result in increased sales of video streaming systems and further broaden the Company's customer base for its Video On-Demand Services.

VIDEO ON-DEMAND SERVICES BUSINESS

     The Company provides a range of services (collectively or individually, "Video On-Demand Services") for the recording, digitizing, storage, repurposing, packaging and on-demand retrieval of video content. Customers of the Company's Video On-Demand Services are typically corporations desiring to capture business meetings and conferences or training sessions for later distribution to its employees or customers. The Company's customers also include commercial producers of training materials who are seeking to make their products available in digital format.

     Generally, the Company captures video content for recording by means of direct feed from a real-time video conference, or by means of a videotape delivered to the Company. The Company digitizes the video content to various digital formats (MPEG-1, RealNetworks' RealMedia(Trademark), etc.) and stores the content onto a server for subsequent retrieval by a viewer using a video conferencing system, the Internet, intranet or locally onto a PC from a CD-ROM. Whenever necessary, the Company provides editing and other production services for refining the final product.

  Video On-Demand Services Market

     The technology development supporting the conversion of video to a digital format, the delivery of such content to the end user and the transition of intranet technology into an Internet delivery system, has been extremely rapid. As a result of this transaction, the demand for knowledgeable service providers is high. Over the course of the past year alone, over 30 new firms have entered this servicing arena.

     The initial activity in the market has been focused at the consumer arena and has included firms such as Broadcast.com. Over 145,000 hours of content is currently being encoded weekly. The momentum of streaming such content into an Internet format for the business consumer is embryonic. The Company is positioned through its Video On-Demand Services operation to take advantage of this shift.

  Video On-Demand Services Strategy

     The Company's strategy is to leverage its strategic relationships with key participants in the video conferencing arena on the one hand and the streaming business on the other, to maintain its knowledge and service technology advantage, to continue to expand its penetration of large corporate customers and to leverage its background in video conferencing to grow its business as this important technology development continues.

     Additionally, the Company has entered into a joint marketing arrangement with AT&T Corp. ("AT&T"), the largest provider of videoconferencing services in the United States, pursuant to which AT&T offers the Company's Video On-Demand Services to all of its videoconferencing customers.

COMPETITION

     The market for sales of products and services related to videoconferencing and video streaming system suppliers is highly competitive and the Company expects that competition will continue to intensify. The Company competes with
(i) videoconferencing and video streaming system suppliers, (ii) other resellers and (iii) Internet business services providers. There can be no assurance that the Company will be able to compete successfully or that the competitive pressures faced by the Company, including those described below, will not have a material adverse effect on the Company's business, results of operations and financial condition.

     Competition among providers of interactive video communication solutions, is intense and is expected to increase significantly in the future. The Company competes against a variety of businesses that offer videoconferencing and or video streaming systems and related services. These companies have significantly greater brand recognition and financial, technical, marketing and other resources than the Company. To compete successfully, the Company must enter into and maintain reseller relationships with major suppliers of videoconferencing and video streaming products. The Company believes that the principal competitive factors in attracting users include the quality of service and the relevance, timeliness, depth and breadth of the technologies and services offered. The Company expects competition to intensify and the number of competitors to increase significantly in the future. In addition, as the Company expands the scope of its products and services, it will compete directly with a greater number of providers of interactive video communications products and services. The operations and strategic plans of existing and future competitors are undergoing rapid change, therefore, it is extremely difficult for the Company to anticipate which companies are likely to offer competitive services in the future.

     The Company and its Video On-Demand Services competes with videoconferencing and teleconferencing companies, along with companies that provide Internet broadcasting services to businesses and other organizations. Principal competitive factors include price, transmission quality, transmission speed, reliability of service, ease of access, ease of use, customer support, brand recognition and operating experience. The Company's current and potential competitors may have significantly greater financial, technical and marketing resources, longer operating histories and greater brand recognition. As prices for videoconferencing and video streaming systems decrease and transmission quality increases, the installed base of interactive video communications systems may increase. Companies that provide media streaming software may also enter the market for Internet broadcast services. If media streaming technology becomes more readily available to companies at low prices, the Company may face additional competition. In particular, local exchange carriers, ISPs and other data communication service providers may compete in the future with a portion of or all of the Company's Video On-Demand Services. There can be no assurance that the Company will be able to compete successfully against current or future competitors for videoconferencing and video streaming products and services.

INTELLECTUAL PROPERTY MATTERS

     The Company's success depends in part on its ability to protect its intellectual property. To protect its proprietary rights, the Company relies generally on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers. The Company has not obtained a confidentiality agreement with each customer or vendor. Despite such protections, a third party could, without authorization, copy or otherwise obtain and use the Company's proprietary products. There can be no assurance that the Company's agreements with employees, consultants and others who participate in development activities will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or independently developed by competitors.

     The Company has not secured registration for its trademarks. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, there can be no assurance that the Company's efforts to protect its intellectual property rights through copyright, trademark and trade secret laws will be effective to prevent misappropriation of its intellectual property, and the

Company's failure or inability to protect its proprietary rights could materially adversely affect the Company's business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT

     The Company is engaged in research and development efforts aimed at improving and expanding the potential markets for its products and services.

     The Company's primary focus in 1997 was development of its proprietary software. The Company intends to develop subsequent upgrades and related products through independent software developers.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company's business, financial condition or results of operations.

EMPLOYEES

     At August 31, 1998, the Company had 10 full-time employees, of whom 4 were employed in sales, marketing and customer support, 2 in product research and development, and 4 in administration and finance. The Company's success will depend in part upon its ability to attract and retain highly skilled and motivated personnel who are in great demand throughout the industry. None of the Company's employees are represented by a labor union. The Company believes that its relations with its employees are satisfactory.

FACILITIES

     The Company leases space for offices in Stamford, Connecticut (approximately 2,600 square feet) on a one year lease expiring in April 30, 1999.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain information with respect to the directors and executive officers of the Company:

NAME                                               AGE   POSITION
------------------------------------------------   ---   ------------------------------------------------
William E. Wheaton III..........................   37    Chairman of the Board, President and Chief
                                                           Executive Officer
David Russell, Jr...............................   56    Chief Financial Officer and Director
Bruce McArthur..................................   45    Vice President of Sales and Marketing
Daniel Piergentili..............................   38    Director
Edward E. Vahan.................................   37    Director
Scott Wheaton...................................   35    Director

     William E. Wheaton III, founder of the Company, has served as its Chairman of the Board, President and Chief Executive Officer since the inception of the Company in July, 1995. From September, 1993 to July, 1995, Mr Wheaton was the founder and President of Interactive Conferencing Networks, which provided satellite-based video conferencing services. From March 1992 to September, 1993, Mr. Wheaton was General Manager of Synergy Marketing Group, a division of Boron & LePore Associates, Inc., which produced medical educational programs. From 1985 to March, 1992, Mr. Wheaton held a position as Product Manager at Pfizer, Inc., which provided marketing programs for Procardia XL. From 1983 to August, 1985, he held a product development position with Proctor and Gamble, where he conducted research on health care products. Mr. Wheaton attended Worcester Polytechnic Institute graduating with a B.S. Degree in Chemical Engineering in June, 1983 and received an MBA Degree from New York University in May, 1989 with a specialization in Marketing. William E. Wheaton is the brother of Scott Wheaton.

     David Russell, Jr. has been the Company's Chief Financial Officer since March, 1998 and a Director since June, 1998. Mr. Russell, as the owner and principal of Cove Hill Consulting, Inc., has been an independent consultant to small emerging firms since 1990. During that time, he specialized in infrastructure growth financing and strategic planning. He has been involved in the securities industry since 1968, having held positions as a partner or principal at Cowen & Co., Donaldson, Lufkin & Jenrette and Jefferies & Co. From 1981 to 1985, he founded and operated his own securities brokerage firm.
Mr. Russell attended State University of New York at Binghamton, graduating with a BA Degree in History in 1963, and received his MBA Degree in Finance from New York University in 1971.

     Bruce McArthur has been the Company's Vice President of Sales and Marketing since March, 1997. From April, 1990 to January, 1997, Mr. McArthur held a position as an Account Manager at MTV Networks, where he was responsible for developing and building accounts for advertising sales. From August of 1983, to April, 1990 Mr. McArthur held a position as an Account Executive for television advertising sales at Blair Television, where he was responsible for developing and building accounts for advertising sales. Mr. McArthur attended the University of Houston graduating with a B.A. Degree in Communications in 1978.

     Daniel Piergentili has served as a Director of the Company since January, 1998. From 1998 to the present, Mr. Piergentili served as a member of the senior staff at Qualcomm Inc. From October, 1997 to August, 1998, Mr. Piergentili was a independent consultant for Mitec Telecom Inc. and Qualcomm Inc. From April, 1995 to October, 1997, Mr. Piergentili served as a Director of Mitec Telecommunications. From November, 1992 to October, 1997, Mr Piergentili has held a variety of executive positions, with Mitec Telecommunications including Vice President of Operations, General Manager and Chief Technical Officer.
Mr. Piergentili attended Northeastern University graduating with a B.S.E.E. Degree in Engineering in 1984.

     Edward E. Vahan has served as a Director of the Company since October, 1996. Since April of 1991, Mr. Vahan has been employed by Complete Business Solutions, Inc. (Formerly C.W. Costello & Associates) as an Information Systems Consultant, where he is responsible for strategic technology planning, project management and change management consulting and sales. From July, 1982 to April, 1991, Mr Vahan held a position at Anderson Consulting, where he was responsible for project management and technology consulting. Mr. Vahan attended Worcester Polytechnic Institute graduating with a B.S. Degree in Management Engineering and Industrial Engineering in 1982 .

     Scott Wheaton has served as a Director of the Company since July, 1995. In September, 1994, Mr. Wheaton founded and has served as President of Apex Communications, Inc., a communications company with annual revenue of $20 million and over one hundred employees. For the two years prior to founding Apex Communications, Inc., Mr. Wheaton served as a National Accounts Manager, responsible for sales and marketing, for Boron, LePore & Associates.
Mr. Wheaton attended Worcester Polytechnic Institute graduating with a B.S. Degree in Chemical Engineering in 1985 and received in 1992 an MBA Degree from Drexel University with a specialization in Marketing. Scott Wheaton is the brother of William E. Wheaton, III.

DIRECTOR COMPENSATION

     Directors of the company who are not employees of the Company do not receive any compensation for attending meetings of the Board of Directors. Directors are reimbursed for their expenses in attending such meetings.

BOARD COMMITTEES

     Audit Committee. The Company's audit committee (the "Audit Committee") is responsible for the selection and engagement of the Company's independent certified public accountants and for reviewing the scope of the annual audit, audit fees, and results of the audit. The Audit Committee also reviews and discusses with management and the Board of Directors such matters as accounting policies and internal accounting controls, and procedures for preparation of financial statements. The Audit Committee will consist of a majority of non-employee directors. David Russell, Jr., Edward Vahan and Daniel Piergentili are the members of the Audit Committee.

     Compensation Committee. The Company's compensation committee (the "Compensation Committee") approves the compensation and benefits paid to executive employees of the Company. The Compensation Committee reviews and recommends to the Board of Directors general policy matters relating to compensation and benefits of employees of the Company and administers the Company's Stock Option Plan. The Compensation Committee will consist of a majority of non-employee directors. William E. Wheaton III, Edward Vahan and Scott Wheaton are the members of the Compensation Committee.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation received by the Company's Chief Executive Officer. No other executive officers of the Company received total salary and bonus compensation in excess of $100,000 during the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL                                LONG-TERM
                                                        COMPENSATION                             COMPENSATION
                                                     ------------------            OTHER         AWARDS SECURITIES
NAME AND PRINCIPAL POSITION                          YEAR     SALARY      BONUS   COMPENSATION   UNDERLYING OPTIONS
---------------------------------------------------  ----   -----------   -----   ------------   ------------------
William E. Wheaton III.............................  1997   $ 195,250(1)   --          --                --
President and Chief
Executive Officer

------------------
(1) Mr. Wheaton was paid $35,500 in cash during 1997, and he agreed to defer $159,750. See Note 12 of Notes to Financial Statements. In September 1998, Mr. Wheaton exchanged advances and deferred compensation owed to him in the amount of $371,582 (inclusive of the aforementioned $159,750) for 3,716 shares of Series A Convertible Preferred Stock. See "Certain Transactions."

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Mr. Wheaton for a term commencing on September 1, 1998, and ending on December 31, 2001, subject to automatic successive one-year extensions in the absence of a notice of termination by either the Company or Mr. Wheaton. The agreement provides for an annual base salary of $150,000 for 1998, plus a bonus when and if agreed upon with the Company's Compensation Committee of the Board of Directors. The agreement has regularly scheduled increases of a minimum of 5% in such salary through the year 2001.

     The employment agreement provides that at any time within 180 days following a Change of Control of the Company (as defined in the employment agreement), Mr. Wheaton can terminate his agreement. Following such termination, Mr. Wheaton is entitled to payment of compensation equal to the sum of (a) the remaining base salary payable to Mr. Wheaton through the date on which the employment agreement would have expired by its terms and (b) all benefits owed to the employee under the agreement for the period of time which is the longer of (x) the period through the date on which the employment agreement would have expired by its terms or (y) one year.

1997 INCENTIVE STOCK OPTION PLAN

     The Company's Board of Directors and stockholders have approved the Stock Option Plan which has an initial share reserve of 284,091 shares of Common Stock. The Stock Option Plan is administered by the Board of Directors of the Company or the Compensation Committee. Under the Stock Option Plan, options may be granted to employees, officers, and directors, although only employees and directors and officers who are also employees may receive "incentive stock options" intended to qualify for certain favorable tax treatment. The exercise price of incentive stock options must be no less than the fair market value on the date of grant. Options granted under the Stock Option Plan generally vest over four years. The options terminate not more than 10 years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment with the Company. Options are not assignable or otherwise transferable except by will or the laws of descent and distribution.

LIMITATION ON LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Certificate of Incorporation includes certain provisions permitted pursuant to the DGCL whereby officers and directors of the Company shall be indemnified against certain liabilities to the Company or its shareholders. The Restated Certificate of Incorporation also limits to the fullest extent permitted by the DGCL a director's liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, including gross negligence, except liability for (i) breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the laws, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. This provision of the Company's Restated Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission. The Company believes that these provisions will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

                              CERTAIN TRANSACTIONS

     During the period from June, 1996 to November, 1996, the Company issued to Chaim Sieger (a former director of the Company) convertible promissory notes in the principal amount of $500,000, convertible into Common Stock at a conversion price of $7.92 per share, and 31,566 Common Stock purchase warrants exercisable at $7.92 per share. On December 30, 1996, pursuant to a Stock Purchase Agreement between the Company and Mr. Sieger, Mr. Sieger surrendered to the Company for cancellation his $500,000 principal amount of convertible promissory notes and 31,566 warrants, and in exchange therefor, the Company issued to Mr. Sieger 63,144 shares of Common Stock and 6,314 Common Stock purchase warrants exercisable at $15.84 per share.

     During the period from January, 1997 through February, 1997, the Company issued to Chaim Sieger promissory notes in the principal amount of $350,000 and, as of June 1, 1997, 10,606 Common Stock purchase warrants exercisable at $15.84 per share. On June 1, 1997, pursuant to an oral agreement between Mr. Sieger and the Company, these notes, together with an additional loan in the principal amount of $250,000, were rolled into a convertible debenture in the aggregate principal amount of $600,000. As additional consideration for this refinancing transaction, the Company issued to Mr. Sieger 48,485 Common Stock purchase warrants exercisable at $10.56 per share. The previously issued 10,606 warrants were canceled upon the issuance of the new 48,485 warrants.

     On September 1, 1997, the Company adjusted the exercise price of certain outstanding warrants, including all of the warrants held by Chaim Sieger, down to $7.92 per share.

     During November, 1997, Chaim Sieger advanced the Company $25,000 of his personal line of credit with a credit card. The Company is currently paying this amount in monthly payments. Also in November, 1997, the Company issued to Mr. Sieger a promissory note in principal amount of $25,000 and 5,037 Common Stock purchase warrants exercisable at $7.92 per share.

     On August 12, 1998, pursuant to a refinancing agreement between the Company and Chaim Sieger, the $600,000 principal amount convertible debenture was rolled into a term loan accruing interest at 14% annually. The combined principal and interest will be paid in sixty equal monthly payments, the first payment due
(i) on the first business day of the second month following the date on which the Company receives the IPO proceeds if the IPO occurs on or prior to November 30, 1998; or (ii) January 15, 1999. Interest owed to Mr. Sieger accrued as of prior to the commencement of these payments will be paid as follows:
(i) in a single lump sum cash payment made on the last business day of the month in which the Company receives the IPO proceeds if the IPO occurs on or prior to November 30, 1998; or (ii) in twelve equal monthly payments, the first payment due on January 15, 1999. Additionally, the 59,836 Common Stock purchase warrants previously issued to Mr. Sieger were exchanged for 59,836 shares of Common Stock.

     In May, July and December, 1997, the Company issued to Apex Communications, Inc. ("Apex"), a company controlled by Scott Wheaton (a director of the Company and a brother of William E. Wheaton III), promissory notes in exchange for loans in the aggregate principal amount of $100,000. As additional consideration for these loans, the Company issued 3,788 Common Stock purchase warrants exercisable at $7.92 per share. On March 1, 1998, pursuant to a refinancing agreement between the Company and Apex, (i) payments due on outstanding loans were deferred; (ii) the 3,788 previously issued warrants were surrendered to the Company for cancellation; and (iii) the Company issued 18,939 Common Stock purchase warrants exercisable at $5.28 per share. During 1997, Apex advanced the Company an additional $10,000. This amount has been paid. On August 31, 1998, the combined principal amount and accrued interest owed to Apex, in the aggregate amount of $108,025, was exchanged for 1,080 shares of Series A Convertible Preferred Stock, and the Company issued to Apex 18,939 Common Stock purchase warrants exercisable at $0.26 per share in exchange for the cancellation of previously issued 18,939 Common Stock purchase warrants.

     On December 1, 1997, in consideration for deferral of salary, commissions and unreimbursed expenses, the Company issued (i) to William E. Wheaton III (President and a director of the Company), 170,455 Common Stock purchase warrants exercisable at $2.64 per share; (ii) to Robert Delson (a former Chief Financial Officer of the Company), 26,515 Common Stock purchase warrants exercisable at $7.92 per share; and (iii) to Bruce McArthur (an officer of the Company) and another employee of the Company, 30,303 Common Stock purchase warrants exercisable at $13.20 per share. On January 15, 1998, the Company issued to Robert Delson 4,924 Common Stock purchase warrants exercisable at $7.92 per share in exchange for the cancellation of 4,924 options previously issued to Mr. Delson under the Company's 1997 Incentive Stock Option Plan. On August 31, 1998, the Company issued to Mr. McArthur and another employee of the Company 30,303 shares of Common Stock in exchange for the cancellation of 30,303 warrants and forgiveness of deferred compensation and reimbursable expenses.

     On December 1, 1997, the Company issued to Edward E. Vahan, a director of the Company, as partial consideration for consulting services rendered to the Company, 379 Common Stock purchase warrants exercisable at $7.92 per share. On August 31, 1998, Mr. Vahan exchanged 379 Common Stock purchase warrants exercisable at $7.92 per share for 379 Common Stock purchase warrants exercisable at $0.26 per share.

     On January 7, 1998, William E. Wheaton III (President and a director of the Company) personally guaranteed a $100,000 principal amount convertible promissory issued by the Company to an outside investor. This personal guarantee was released and canceled as of September 15, 1998.

     On January 15, 1998, the Company issued to Cove Hill Consulting, a company controlled by David Russell, Chief Financial Officer and a director of the Company, as partial compensation for consulting services rendered to the Company, 49,242 Common Stock purchase warrants exercisable at $5.28 per share. On August 31, 1998, Mr. Russell exchanged 49,242 Common Stock purchase warrants exercisable at $5.28 per share for 47,727 Common Stock purchase warrants exercisable at $0.26 per share.

     On January 19, 1998, the Company issued to Daniel Piergentili, a director of the Company, convertible promissory notes in the principal amount of $100,000, convertible into Common Stock at a conversion price of $5.28 (subject to adjustment), and 18,939 Common Stock purchase warrants exercisable at $5.28 per share. In August, 1998, the convertible promissory notes and accrued interest were converted into 20,322 shares of Common Stock, and the Company issued to Mr. Piergentili 9,470 Common Stock purchase warrants exercisable at $0.26 per share in exchange for the cancellation of previously issued 18,939 Common Stock purchase warrants.

     On September 16, 1998, advances from and deferred compensation owed to William E. Wheaton III (President and a director of the Company) in the amount of $371,582 was exchanged for 3,716 shares of Series A Convertible Preferred Stock.

     The Company has issued 45,454 options under its 1997 Incentive Stock Option Plan to certain of its current directors and officers. See "Management--1997 Incentive Stock Option Plan."

     Each of the transactions between the Company and each officer and stockholder of the Company was made on terms no less favorable to the Company and those that were available from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of September 16, 1998 with respect to the beneficial ownership of the Company's Common Stock by
(i) each of the Company's directors; (ii) each of the Company's executive officers; (iii) each person or entity who is known to the Company to beneficially own 5% or more of the outstanding Common Stock; and (iv) all directors and executive officers of the Company as a group.

                                                                                             PERCENTAGE OF CLASS
                                                                  NUMBER OF SHARES           BENEFICIALLY OWNED
                                                                  BENEFICIALLY        ---------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                             OWNED(2)          BEFORE OFFERING    AFTER OFFERING
---------------------------------------------------------------   ----------------    ---------------    --------------
William E. Wheaton III(3)......................................        524,780              63.1%             28.6%
David Russell, Jr.(4)..........................................         47,727               7.2               2.9
Bruce McArthur(5)..............................................         28,409               4.6               1.8
Daniel Piergentili(6)..........................................         29,792               4.8               1.8
Edward E. Vahan(7).............................................            379            *                  *
Chaim Sieger...................................................        122,980              19.9               7.6
Scott Wheaton(8)...............................................         31,645               4.9               1.9
Susan B. Kramer................................................         37,879               6.1               2.3
All Directors and executive officers as a group (6 persons)
  (9)..........................................................        662,732              71.5%             32.3%

------------------

 * Less than one percent

(1) The address of each person is c/o VCS Technologies, Inc., 456 Glenbrook Road, Stamford, CT 06906.

(2) Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days of September 16, 1998. Except as otherwise noted, each individual or entity has sole voting and investment power over the securities listed. Any security that any person named above has the right to acquire within 60 days of September 16, 1998 is deemed to be outstanding for the purposes of calculating the ownership percentage of such person but is not deemed to be outstanding for the purposes of calculating the ownership percentage of any other person.

(3) Includes an aggregate of 170,455 shares of Common Stock issuable pursuant to warrants currently exercisable and 43,718 shares of Common Stock issuable upon conversion of 3,716 shares of Series A Convertible Preferred Stock currently convertible.

(4) Includes an aggregate of 47,727 shares of Common Stock issuable pursuant to warrants currently exercisable held by Cove Hill Consulting, Inc., a company controlled by Mr. Russell.

(5) Includes an aggregate of 5,682 shares of Common Stock issuable pursuant to options currently exercisable.

(6) Includes an aggregate of 9,470 shares of Common Stock issuable pursuant to warrants currently exercisable.

(7) Includes an aggregate of 379 shares of Common Stock issuable pursuant to warrants currently exercisable.

(8) Includes an aggregate of 18,939 shares of Common Stock issuable pursuant to warrants currently exercisable held by Apex Communications, Inc., a company controlled by Mr. Wheaton, and 12,706 shares of Common Stock issuable upon conversion of 1,080 shares of Series A Convertible Preferred Stock currently convertible held by Apex Communications, Inc.

(9) Includes an aggregate of 246,970 shares of Common Stock issuable pursuant to warrants currently exercisable, 5,682 shares of Common Stock issuable pursuant to options currently exercisable, and 56,424 shares of Common Stock issuable upon conversion of 4,796 shares of Series A Convertible Preferred Stock which are currently convertible.

                           DESCRIPTION OF SECURITIES

     The following description of the Company's securities does not purport to be complete and is subject in all respects to applicable Delaware law and the provisions of the Company's Restated Certificate of Incorporation and Bylaws and the Underwriting Agreement between the Company and the Underwriter, copies of all of which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     The Company's Restated Certificate of Incorporation authorizes the issuance of up to 49,000,000 shares of Common Stock, $.001 par value per share. As of September 16, 1998, there were 617,509 shares of Common Stock outstanding held by 28 holders of record. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to the stockholders of the Company. The holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Company, the holders of Common Stock are entitled to share ratable in all of the assets of the Company available for distribution. The Common Stock has no preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto. All outstanding shares of Common Stock are fully paid and non-assessable. The Company has not paid any dividends on its Common Stock to date.

SERIES A PREFERRED CONVERTIBLE STOCK

     The Company's Restated Certificate of Incorporation authorizes the issuance of up to 10,000 shares of Series A Preferred Convertible Stock, $.001 par value per share. As of September 16, 1998, there were 4,796 shares of Series A Preferred Convertible Stock outstanding held by two holders of record. Holders of Series A Preferred Convertible Stock are entitled to receive cumulative dividends at the rate of $8.50 per share per annum. No dividends (other than stock dividends) may be paid upon any other class of stock of the Company during such time that any accrued dividends on outstanding Series A Preferred Convertible Stock shall remain unpaid. Holders of Series A Preferred Convertible Stock are entitled to a liquidation preference of up to $100 per share plus accrued and unpaid dividends. Holders have the right to convert their Series A Preferred Convertible Stock into Common Stock at any time. The number of shares of Common Stock issuable upon conversion is determined by multiplying the number of shares of Series A Preferred Convertible Stock to be converted by 100 and dividing the result by the conversion price of $8.50 per share, as such conversion price may be adjusted from time to time for corporate reorganizations, forward or reverse stock splits or dividends paid on the outstanding Common Stock paid in Common Stock. The Company may elect at any time to purchase and redeem any number of outstanding shares of Series A Preferred Convertible Stock by paying to the holder thereof, in cash, the sum of $100 per share plus all unpaid dividends accrued thereon. Except as otherwise provided by law, the holders of Series A Preferred Convertible Stock shall not be entitled to vote in any proceeding or on any matter or question at any meeting of the Company's shareholders.

PREFERRED STOCK

     In addition to the Series A Preferred Convertible Stock, the Restated Certificate of Incorporation of the Company authorizes the issuance of up to 990,000 shares of Preferred Stock, $.001 par value per share. The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series, and, subject to the limitations contained in the Restated Certificate of Incorporation and any limitations prescribed by law, to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. Issuance of shares of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, the Preferred Stock could have preferences over the Common Stock (and other series of Preferred Stock) with respect to dividends and liquidation rights.

OPTIONS

     As of the effective date of this Prospectus, the Company had granted options to purchase 75,000 shares of Common Stock under the Stock Option Plan of which 9,470 shares were then currently exercisable, at average or limited exercise prices that generally range from $3.88 to $4.27. See "Management--1997 Incentive Stock Option Plan." Previous offerings under the Plans have been exempt from registration and shares issued in connection therewith are subject to resale restrictions. The Company intends to file a Registration Statement on Form S-8 registering shares to be issued in connection with current and future option grants. See "Shares Eligible for Future Sale."

WARRANTS

     As of the effective date of this Prospectus, the Company has outstanding warrants entitling the holders thereof to purchase a total of 294,318 shares of Common Stock of the Company with exercise prices of weighted average exercise price $1.63 per share.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

     The Restated Certificate of Incorporation and Bylaws contain provisions that could discourage potential takeover attempts and prevent stockholders from changing the Company's management. The Bylaws provide that no proposal by a stockholder shall be presented for vote at an annual meeting of stockholders unless such stockholder shall, not later than the close of business of the last business day of January and, with respect to a special meeting, not later than the close of business on the fifth calendar day following the date on which notice of the meeting is first given to stockholders, provide the Board of Directors or the Secretary of the Company with written notice of intention to present a proposal for action at the forthcoming meeting of stockholders, which notice shall include the name and address of such stockholder, the number of voting securities he or she holds of record and which he or she holds beneficially, the text of the proposal to be presented at the meeting and a statement in support of the proposal.

     Additionally, because the Board of Directors is authorized to issue up to 990,000 shares of Preferred Stock of the Company, $.001 par value ("Preferred Stock") and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any vote or action by the stockholders, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock.

LIMITATION ON LIABILITY OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for the breach of his or her fiduciary duty of care as a director. By its terms and in accordance with the DGCL, however, this provision does not eliminate or limit the liability of a director of the Company
(i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person became an interested stockholder unless (i) before that person became an interested stockholder or approved the business combination,
(ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder the interested stockholder owed at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) on or following the date of which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company not owed by the interested stockholder.

     Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors (but not less than one) who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

     Under Section 162 of the DGCL, the Board of Directors of the Company can, without stockholders approval, issue authorized but unissued shares of Capital Stock, which may have the effect of delaying deferring or preventing a change of control of the Company. Except as contemplated hereby, the Company has no plan or arrangement for the issuance of any shares of capital stock other than in the ordinary course pursuant to the Stock Option Plan.

REGISTRATION RIGHTS

     The holders of the Representative's Warrants will also have certain demand and piggyback registration rights with respect to such warrants and the 100,000 shares of Common Stock underlying such warrants. Any exercise of the above registration rights may hinder efforts by the Company to arrange future financings of the Company and or have an adverse effect on the market price of the Company's shares. See "Underwriting."

TRANSFER AGENT & REGISTRAR

     Continental Stock Transfer and Trust Company, New York, New York, is the Transfer Agent and Registrar for the Company's securities. Its telephone number is (212) 509-4000.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 1,617,509 shares of Common Stock (1,767,509 shares if the over-allotment option is exercised in full). Of these shares, the 1,000,000 shares (1,150,000 shares if the over-allotment option is exercised in full) offered hereby will be freely transferable after the Offering without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below, which will be subject to the resale limitations of Rule 144. The remaining 617,509 shares of Common Stock will be "restricted securities" within the meaning of Rule 144 (the "Restricted Shares") and may not be resold in a public distribution unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. All of the Restricted Shares will be subject to lock-up agreements as described below. Such Restricted Shares will become eligible for sale in the public market pursuant to Rule 144 at various times commencing ninety days after the effective date of this Prospectus, subject to the lock-up agreements.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell publicly, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 16,175 shares immediately after this Offering) or (ii) the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under
Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     The Company has granted certain piggyback registration rights with respect to an aggregate of 100,000 shares of Common Stock. See "Description of Securities--Registration Rights" and "Underwriting."

     Notwithstanding the above, all officers and directors of the Company and all existing holders of all of the outstanding shares of Common Stock (including shares issuable upon exercise of options) have agreed not to sell or otherwise dispose of any shares of Common Stock without the Underwriter's prior written consent for a period of 13 months after the effective date of the Registration Statement of which this Prospectus forms a part. In addition, the Company has agreed to not sell or otherwise sell any of its securities except pursuant to the exercise of options and warrants currently outstanding without the Underwriters' prior written consent for a period of 13 months after the effective date of the Registration Statement of which this Prospectus forms a part. See "Underwriting."

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Gilford Securities Incorporated is acting as Representative (the "Representative"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the shares of Common Stock set forth opposite their names.

                                                                                               NUMBER
UNDERWRITER                                                                                   OF SHARES
-------------------------------------------------------------------------------------------   ---------
Gilford Securities Incorporated............................................................
Total......................................................................................   1,000,000

     The Underwriters are committed to purchase all shares of Common Stock offered hereby if any such shares are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the conditions precedent specified therein.

     The Company has been advised by the Representative that it initially proposes to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD")
concessions not in excess of $     per share of Common Stock, of which amount a
sum not in excess of $           per share of Common Stock may in turn be
reallowed by such dealers to other dealers. After the commencement of the offering, the public offering price, concessions and reallowances may be changed by the Representative. The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Common Stock offered by the Company hereby.

     The Company has granted to the Underwriters an option, exercisable within 45 days of the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the non-accountable expense allowance, all or part of an additional 150,000 shares of Common Stock on the same terms and conditions of the Offering for the sole purpose of covering over-allotments, if any. To the extent such option is exercised, in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Common Stock proportionate to its initial commitment.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the shares of Common Stock underwritten, of which $50,000 has been paid to date.

     The officers and directors of the Company and all of the existing holders of Common Stock have executed agreements pursuant to which they have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate, or otherwise encumber any shares of Common Stock or securities convertible into shares of Common Stock for a period of thirteen months from the effective date of the Registration Statement (the "Lock-Up Period"), without the prior written consent of the Representative and the Company. An appropriate legend shall be marked on the face of certificates representing all such securities. In addition, the Company has agreed not to sell or offer for sale any of its securities for a period of thirteen months from the effective date of the Registration Statement without the consent of the Representative except pursuant to options and warrants issued on the effective date of the Registration Statement.

     In connection with the Offering, the Company has agreed to issue and sell to the Representative and/or its designees, at the closing of the proposed underwriting, for nominal consideration, five year Representative's Warrants (the "Representative's Warrants") to purchase 100,000 shares of Common Stock. The Representative's Warrants are exercisable at any time during a period of four years commencing at the beginning of the second year after their issuance
and sale at a price of $        (120% of the initial public offering price per
share of Common Stock) per share of Common Stock. The Representative's Warrants contain anti-dilution provisions providing for adjustment of the number of shares of Common Stock and exercise price under certain circumstances. The Representative's Warrants grant to the holders thereof and to the holders of the underlying securities certain rights of registration of the securities underlying the Representative's Warrants.

     The Company has agreed that for three years from the effective date of the Registration Statement, the Representative may designate one person for election to the Company's Board of Directors (the "Designation Right"). In the event that the Representative elects not to exercise its Designation Right, then it may designate one person to attend all meetings of the Company's Board of Directors for a period of three years. The Company has agreed to reimburse the Representative's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of the Board of Directors.

     Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price of the Common Stock was determined by negotiation between the Company and the Representative. Among the factors considered in determining such prices and terms, in addition to the prevailing market conditions, included the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant. The offering price does not necessarily bear any relationship to the assets, results of operations or net worth of the Company.

     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of establishing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 150,000 shares of Common Stock, by exercising the over-allotment option. In addition, the Representative may impose "penalty bids" under contractual arrangements with the Underwriters, whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     In connection with the Company's June, 1998 private placement of $500,000 of convertible promissory notes, the Company paid to the Representative, as placement agent, $25,000 in cash as commissions.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                     INTEREST OF NAMED EXPERTS AND COUNSEL

     Moskowitz Altman & Hughes LLP, counsel to the Company, owns warrants to purchase 18,939 shares of Common Stock at $.26 per share exercisable for a period of five years.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the securities being offered hereby will be passed upon for the Company by Moskowitz Altman & Hughes LLP, New York, New York. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel for the Underwriters in connection with the Offering.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1997, and for the period from July 12, 1995 (inception) to December 31, 1995 and for each of the years for the two year period ended December 31, 1997 included in this Prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, upon authority of said firm as experts in auditing and accounting. The report of KPMG Peat Marwick LLP on the aforementioned financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations since inception, working capital deficiency and net capital deficiency raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act relating to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

     Following the Offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish its shareholders annual reports containing financial statements audited by its independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

                             VCS TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----

Independent Auditor's Report...............................................................................    F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998 (unaudited).................    F-3

Consolidated Statements of Operations for the period from July 12, 1995 (inception) through December 31,
  1995 and for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1997
  (unaudited) and 1998 (unaudited).........................................................................    F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the period from July 12, 1995 (inception) through December 31, 1995 and for the years December 31, 1996 and 1997 and
  for the six months ended ended June 30, 1998 (unaudited).................................................    F-5

Consolidated Statements of Cash Flows for the period from July 12, 1995 (inception) through December 31,
  1995 and for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1997
  (unaudited) and June 30, 1998 (unaudited)................................................................    F-6

Notes to Consolidated Financial Statements.................................................................    F-7

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
VCS Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of VCS Technologies, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from July 12, 1995 (inception) through December 31, 1995 and for each of the years in the two year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VCS Technologies, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the period from July 12, 1995 (inception) through December 31, 1995 and for each of the years in the two year period ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that VCS Technologies, Inc. will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has sustained recurring losses from operations, working capital deficiency, and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG PEAT MARWICK LLP

New York, New York
August 15, 1998

                             VCS TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                  DECEMBER 31,
                                                                             ----------------------     JUNE 30,
                                                                               1996         1997          1998
ASSETS                                                                       --------    ----------    -----------
                                                                                                       (UNAUDITED)
Current assets:
  Cash....................................................................   $ 24,059             7        190,310
  Accounts receivable.....................................................     21,337        15,960        357,711
  Inventory...............................................................     34,129        44,646         59,783
  Prepaids and other assets...............................................     11,996        15,979         68,886
                                                                             --------    ----------    -----------
     Total current assets.................................................     91,521        76,592        676,690
                                                                             --------    ----------    -----------
Property and equipment, at cost:
  Computer equipment......................................................    191,759       400,017        439,867
  Furniture and fixtures..................................................     17,674        17,674         17,674
                                                                             --------    ----------    -----------
                                                                              209,433       417,691        457,541
  Less accumulated depreciation...........................................    (15,842)      (94,068)      (138,530)
                                                                             --------    ----------    -----------
     Property and equipment, net..........................................    193,591       323,623        319,011
                                                                             --------    ----------    -----------
Deferred financing and offering costs.....................................         --            --         75,000
                                                                             --------    ----------    -----------
     Total assets.........................................................   $285,112       400,215      1,070,701
                                                                             ========    ==========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses...................................     96,882       506,088        841,936
  Deferred compensation...................................................         --       189,278        239,289
  Due to stockholder......................................................    153,223       173,136        161,832
  Notes payable, less unamortized discount of $-0-, $14,377 and $21,232...         --       175,623        556,268
  Current portion of capital leases payable...............................         --        26,030         26,030
                                                                             --------    ----------    -----------
     Total current liabilities............................................    250,105     1,070,155      1,825,355
  Capital leases payable..................................................         --        44,467         36,494
  Notes payable; less unamortized discount of $0, $96,207, and $85,256....         --       756,767      1,070,218
                                                                             --------    ----------    -----------
     Total liabilities....................................................    250,105     1,871,389      2,932,067
                                                                             --------    ----------    -----------
Stockholders' equity (deficit):
  Preferred stock, $.001 par value. Authorized 1,000,000 shares; none
     issued and outstanding...............................................         --            --             --
  Common stock, $.001 par value. 49,000,000 shares authorized: 461,742,
     465,530, and 465,530 shares issued and outstanding at December 31,
     1996, 1997, and June 30, 1998, respectively..........................        462           466            466
  Paid-in capital.........................................................    600,553       804,729        858,294
  Accumulated deficit.....................................................   (566,008)   (2,276,369)    (2,720,126)
                                                                             --------    ----------    -----------
     Total stockholders' equity (deficit).................................     35,007    (1,471,174)    (1,861,366)
                                                                             --------    ----------    -----------
Commitments and contingencies
Total liabilities and stockholders' equity (deficit)......................   $285,112       400,215      1,070,701
                                                                             ========    ==========    ===========

          See accompanying notes to consolidated financial statements.

                             VCS TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      JULY 12,
                                                        1995                                       SIX MONTHS
                                                     (INCEPTION)                                      ENDED
                                                      THROUGH             DECEMBER 31,              JUNE 30,
                                                     DECEMBER 31,    ----------------------    --------------------
                                                        1995           1996         1997         1997        1998
                                                     ------------    --------    ----------    --------    --------
                                                                                                   (UNAUDITED)
Revenue, net......................................     $131,750       274,755        96,722      49,517     740,548
Cost of revenue...................................       89,359       193,653        76,598      39,385     468,591
                                                       --------      --------    ----------    --------    --------
       Gross profit...............................       42,391        81,102        20,124      10,132     271,957

Operating expenses:
  Research and development........................           --        47,020       122,341      82,251      18,750
  Selling, general and administrative.............      118,986       483,612     1,399,363     741,482     512,487
  Depreciation....................................          982        14,860        78,226      35,600      44,462
                                                       --------      --------    ----------    --------    --------
       Operating loss.............................      (77,577)     (464,390)   (1,579,806)   (849,201)   (303,742)
Interest expense, net.............................           --       (24,041)     (130,555)    (21,398)   (140,015)
                                                       --------      --------    ----------    --------    --------
       Net loss...................................     $(77,577)     (488,431)   (1,710,361)   (870,599)   (443,757)
                                                       ========      ========    ==========    ========    ========
Net loss per share--basic and diluted.............     $  (0.20)        (1.25)        (3.69)      (1.89)      (0.95)
                                                       ========      ========    ==========    ========    ========
Weighted average number of shares outstanding.....      384,470       390,909       463,005     461,780     465,530
                                                       ========      ========    ==========    ========    ========

          See accompanying notes to consolidated financial statements.

                             VCS TECHNOLOGIES, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                       PREFERRED STOCK         COMMON STOCK
                                     -------------------    -------------------
                                     NO. OF                 NO. OF                 PAID-IN    ACCUMULATED
                                     SHARES      AMOUNT     SHARES      AMOUNT     CAPITAL      DEFICIT        TOTAL
                                     -------    --------    -------    --------    -------    -----------    ----------
Balance at July 12,
  1995 (inception)................        --    $     --         --    $     --    $    --    $       --     $       --
Issuance of common stock to
  President and founders..........        --          --    384,470         385        630            --          1,015
Net loss for the period from
  July 12, 1995 through
  December 31, 1995...............        --          --         --          --         --       (77,577)       (77,577)
                                     -------    --------    -------    --------    -------    -----------    ----------
Balance at December 31, 1995......        --          --    384,470         385        630       (77,577)       (76,562)
Net loss..........................        --          --         --          --         --      (488,431)      (488,431)
Conversion of notes payable to
  common stock and issuance of
  common stock for consulting
  services........................        --          --     77,272          77    599,923            --        600,000
                                     -------    --------    -------    --------    -------    -----------    ----------
Balance at December 31, 1996......        --          --    461,742         462    600,553      (566,008)        35,007
Net loss..........................        --          --         --          --         --    (1,710,361)    (1,710,361)
Issuance of common stock for
  consulting services.............        --          --      3,788           4     21,496            --         21,500
Issuance of warrants in connection
  with notes payable..............        --          --         --          --    134,680            --        134,680
Issuance of warrants for
  consulting services.............        --          --         --          --     48,000            --         48,000
                                     -------    --------    -------    --------    -------    -----------    ----------
Balance at December 31, 1997......        --          --    465,530         466    804,729    (2,276,369)    (1,471,174)
Net loss for the period
  (unaudited).....................        --          --         --          --         --      (443,757)      (443,757)
Issuance of warrants for
  consulting services
  (unaudited).....................        --          --         --          --     10,000            --         10,000
Issuance of warrants in connection
  with notes payable
  (unaudited).....................        --          --         --          --     43,565            --         43,565
                                     -------    --------    -------    --------    -------    -----------    ----------
Balance at June 30, 1998
  (unaudited).....................        --    $     --    465,530    $    466    858,294    (2,720,126)    (1,861,366)
                                     =======    ========    =======    ========    =======    ===========    ==========

          See accompanying notes to consolidated financial statements.

                             VCS TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         JULY 12,
                                                           1995
                                                        (INCEPTION)                                 SIX MONTHS ENDED
                                                         THROUGH             DECEMBER 31,              JUNE 30,
                                                        DECEMBER 31,    ----------------------    --------------------
                                                           1995           1996         1997         1997        1998
                                                        ------------    --------    ----------    --------    --------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................................     $(77,577)     (488,431)   (1,710,361)   (870,599)   (443,757)
  Adjustments to reconcile net loss to net cash (used
    in) provided by operating activities:
      Depreciation...................................          982        14,860        78,226      35,600      44,462
      Noncash compensation...........................           --            --        69,500          --      10,000
      Amortization of debt discounts.................           --            --        24,096       2,200      49,704
      Changes in operating assets and liabilities:
         Accounts receivable.........................      (43,500)       22,163         5,377       8,917    (341,751)
         Inventory...................................      (34,067)          (62)      (10,517)    (21,110)    (15,137)
         Prepaid and other assets....................           --       (11,996)       (3,983)    (54,387)    (52,907)
         Accounts payable and accrued expenses.......       42,071        54,811       409,206     260,602     335,848
         Deferred compensation.......................           --            --       189,278      47,034      50,011
         Due to stockholder..........................      134,524        18,699        19,913      30,913     (11,304)
                                                          --------      --------    ----------    --------    --------
           Net cash provided by (used in) operating
             activities..............................       22,433      (389,956)     (929,265)   (560,830)   (374,831)
                                                          --------      --------    ----------    --------    --------
Cash flows from investing activities:
  Capital expenditures, net..........................       (5,896)     (203,537)     (129,216)   (168,582)    (39,850)
                                                          --------      --------    ----------    --------    --------
           Net cash used in investing activities.....       (5,896)     (203,537)     (129,216)   (168,582)    (39,850)
                                                          --------      --------    ----------    --------    --------
Cash flows from financing activities:
  Proceeds from issuance of notes payable............           --       600,000     1,050,000     750,000     700,000
  Proceeds from loan-related party...................           --        30,000            --          --          --
  Repayment of lease.................................           --            --        (8,545)     (1,186)     (7,973)
  Repayment of note..................................           --            --        (7,026)     (1,408)    (12,043)
  Repayment of loan-related party....................           --       (30,000)           --          --          --
  Proceeds from issuance of common stock to President
    and founders.....................................        1,015            --            --          --          --
  Debt financing and offering costs..................           --            --            --          --     (75,000)
                                                          --------      --------    ----------    --------    --------
           Net cash provided by financing
             activities..............................        1,015       600,000     1,034,429     747,406     604,984
                                                          --------      --------    ----------    --------    --------
           Net change in cash........................       17,552         6,507       (24,052)     17,994     190,303
Cash at beginning of period..........................           --        17,552        24,059      24,059           7
                                                          --------      --------    ----------    --------    --------
Cash at end of period................................     $ 17,552        24,059             7      42,053     190,310
                                                          ========      ========    ==========    ========    ========
Supplemental disclosure of cash flow information:
  Interest paid......................................     $     --        24,041        11,093       2,084      12,943
  Taxes paid.........................................     $     --           250           250         250         250
Supplemental disclosure of noncash financing
  transactions:
  Equipment acquired under lease.....................     $     --            --        79,042      58,872          --
  Issuance of common stock to extinguish debt........     $     --       600,000            --          --          --

          See accompanying notes to consolidated financial statements.

                             VCS TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    FOR THE PERIOD FROM JULY 12, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

(1) DESCRIPTION OF BUSINESS

     VCS Technologies, Inc. (the "Company"), a Delaware Corporation, was formed in July 1995. In January 1997, the Company changed its name from VC Solutions, Inc. to VCS Technologies, Inc. The Company is a full service provider of interactive video communications solutions. VCS resells, installs and integrates video conferencing equipment and systems and video streaming software and systems, including the Company's proprietary software which enables browsing, recall and playback of digitized video content on an interactive basis. Additionally, the Company records, digitizes, edits, stores and delivers or "streams" on-demand video and audio programs over telephone communications lines and the Internet.

     These consolidated financial statements include VCS Technologies, Inc. and its wholly-owned subsidiaries: (i) VCS on Demand Service, Inc., (ii) VC Solutions, Inc. (iii) VCS Software, Inc., and (iv) VCS Products, Inc. To date, no business has been conducted or corporate action taken with respect to any of these subsidiaries.

     The Company was a development stage corporation through December 31, 1997 as the Company's activities consisted primarily of the development of its products and services. The Company has incurred losses from operations since inception. Through the development stage, management focused its resources on selling of equipment in order to generate revenues. In addition, management has focused on its on demand services as source of future growth. The Company is actively pursuing additional financing. Although management believes that it can successfully market its products and those of other vendors as well as obtain financing, there can be no assurance that it will be able to do so. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2) SIGNIFICANT ACCOUNTING POLICIES

(A) PROPERTY AND EQUIPMENT

     Computer equipment and furniture and fixtures are stated at cost. Computer equipment and furniture and fixtures under capital leases are stated at the present value of minimum lease payments. Depreciation of computer equipment and furniture and fixtures is calculated on the straight-line method over their estimated useful lives of five and seven years, respectively. Computer equipment and furniture and fixtures under capital leases are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

(B) INVENTORY

     Inventory consists primarily of videoconferencing hardware purchased by the Company for resale to end users. Inventories are stated at the lower of cost or market and are determined on the first-in, first-out basis.

(C) INCOME TAXES

     For the period from July 12, 1995 (inception) through December 31, 1996, the Company had elected to be treated as a small business corporation under Subchapter S ("S corporation") for income tax purposes and therefore was not subject to U.S. federal income taxes. As of January 1, 1997, the Company revoked the S corporation election and became a registered C corporation.

     The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities, if any, are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or

                             VCS TECHNOLOGIES, INC.

settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the tax rate change occurs.

(D) REVENUE RECOGNITION

     Revenue from product sales is recognized when the product is shipped. Revenues from services are recognized as services are performed.

(E) RESEARCH AND DEVELOPMENT

     All research and development costs incurred to date have been expensed as incurred in accordance with generally accepted accounting principles.

(F) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(G) STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

(H) INTERIM RESULTS (UNAUDITED)

     The accompanying interim financial statements as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 are unaudited. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of June 30, 1998 and the results of the Company's operations and its cash flows for the six months ended June 30, 1997 and 1998. The financial data and other information disclosed in these notes to consolidated financial statements related to these periods are unaudited. The results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

(I) LOSS PER SHARE

     Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128) and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. SFAS 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential

                             VCS TECHNOLOGIES, INC.

dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Only basic EPS is presented as all common stock equivalents are anti-dilutive for each of the periods presented. Anti-dilutive potential common shares outstanding were 0, 644, and 132,211 for the period from inception through December 31, 1995 and the years ended December 31, 1996 and 1997, respectively, and 24,027 and 695,498 for the six-month periods ended June 30, 1997 and 1998, respectively.

(J) RECENT ACCOUNTING PRONOUNCEMENTS

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" in the quarter ended March 31, 1998. SFAS No. 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income
(loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no differences between the Company's comprehensive loss and its net loss as reported.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the new way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to affect the Company as the Company currently does not have any derivative instruments or hedging activities.

(K) CONCENTRATION OF CREDIT RISK

     For the period from July 12, 1995 to December 31, 1995, 3 customers accounted for approximately 84% of revenues generated by the Company. For the years ended December 31, 1996 and 1997, 4 and 4 customers accounted for approximately 65% and 52% of revenues generated by the Company and 81% and 100% of accounts receivable at December 31, 1996 and 1997, respectively. For the six months ended June 30, 1998, three customers accounted for approximately 64% of revenues generated by the Company and 70% of accounts receivable at June 30, 1998.

(3) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses at December 31, 1996 and 1997 and June 30, 1998 (unaudited) consist of the following:

                             VCS TECHNOLOGIES, INC.

                                                                           DECEMBER 31,        JUNE 30,
                                                                        ------------------    -----------
                                                                         1996       1997        1998
                                                                        -------    -------    -----------
                                                                                              (UNAUDITED)
Accounts payable.....................................................   $47,008    258,774      544,739
Accrued expenses.....................................................    49,874     53,786       56,993
Accrued interest.....................................................        --     91,884      169,637
Accrued payroll......................................................        --    101,644       70,567
                                                                        -------    -------      -------
  Total..............................................................   $96,882    506,088      841,936
                                                                        =======    =======      =======

(4) NOTES PAYABLE

     Notes payable at December 31, 1996, December 31, 1997, and June 30, 1998 (unaudited) consist of the following:

                                                                          DECEMBER 31,         JUNE 30,
                                                                      --------------------    -----------
                                                                       1996        1997          1998
                                                                      -------    ---------    -----------
                                                                                              (UNAUDITED)
Promissory notes (a)...............................................       $--      165,000       165,000
Convertible debentures (b).........................................        --      150,000       150,000
Convertible debentures-Related party (c)...........................        --      600,000       600,000
Promissory notes--Related party (d)................................        --      102,974        92,974
Promissory note--Related party (e).................................        --       25,000        25,000
Convertible notes (See note 12(b)).................................        --           --       700,000
                                                                      -------    ---------     ---------
Total notes payable................................................        --    1,042,974     1,732,974
Less:
  Current portion..................................................        --     (175,623)     (556,268)
  Unamortized debt discount........................................        --     (110,584)     (106,488)
                                                                      -------    ---------     ---------
Notes payable......................................................       $--      756,767     1,070,218
                                                                      =======    =========     =========

(A) PROMISSORY NOTES

     During the period from August 1997 through September 1997, the Company issued promissory notes in the aggregate amount of $165,000. These notes bore interest at 12% through November 30, 1997, 14% through February 28, 1998, and 16% through July 31, 1998. The notes and all accrued interest and principal were due on August 1, 1998 (see note 12(d)). Concurrently with the issuance of these notes, the Company agreed to issue warrants entitling the holders to purchase a total of 25,000 shares of common stock at an exercise price of $21.12 per share. The warrants were to be issued quarterly beginning September 30, 1997, if the Company did not prepay the notes on such quarterly dates. All such warrants were exercisable during the period beginning November 1, 1997 and ending upon the sooner of (i) November 1, 2000 or (ii) the date prior to the effective date of the registration statement filed in connection with the Company's initial public offering. The Company valued the warrants at $16,167, which was recorded as a debt discount and is being amortized to interest expense over the term of the notes.

(B) CONVERTIBLE DEBENTURES

     In January and February of 1997, the Company issued notes payable totaling $150,000. These notes were due and payable as follows: (i) the notes initially bore interest at the rate of 12% and the Company would pay note holders all accrued interest on March 1, 1997; (ii) thereafter, interest was to accrue at 12% through April 30,

                             VCS TECHNOLOGIES, INC.

1997; (iii) 14% through July 31, 1997; (iv) and 16%, thereafter; and (v) the Company was to repay all accrued interest and principal in twelve equal consecutive, monthly installments commencing September 1, 1997.

     As additional consideration for the loan proceeds described above, the Company issued to the note holders warrants to purchase 2,273 shares of common stock at an exercise price of $15.84. Per the agreements, as the Company did not prepay the loans on certain dates, 2,273 additional warrants to purchase shares of common stock (at the same exercise price) were issued on May 1, 1997, August 1, 1997, November 1, 1997, and February 1, 1998.

     In June 1997, the Company exchanged these notes into convertible debentures in the principal amount of $150,000. These debentures, which are convertible at $9.24 per common share, accrue interest at a rate of 14% per annum and both principal and accrued interest are payable in four equal installments on June 1, 1999, December 1, 1999, June 1, 2000 and December 1, 2000. Concurrently with the issuance of these debentures, the Company issued warrants entitling the holders to purchase 12,121 shares of common stock at an exercise price of $10.56 per share (subsequently reduced to $7.92 per share in September 1997) and cancelled the previously issued warrants.

     The warrants are exercisable over a five-year period. The Company valued the warrants at $21,120, which was recorded as a debt discount and is being amortized to interest expense over the term of the debentures. See note 12(d) for subsequent exchange of debt.

(C) CONVERTIBLE DEBENTURES--RELATED PARTY

     On various dates in January and February of 1997, the Company issued notes to a former director payable for loans in an aggregate amount of $350,000. The notes initially bore interest at the rate of 12%. Thereafter, interest was to accrue at 12% through April 30, 1997; 14% through July 31, 1997; and 16% thereafter. The Company was to pay all accrued interest to date on March 31, 1997 and all additional accrued interest and principal in twelve equal consecutive, monthly installments commencing September 1, 1997.

     As additional consideration for the loan proceeds described above, the Company issued warrants to purchase 5,303 shares of common stock. As the Company did not prepay the loans by certain dates, 5,303 additional warrants were issued on May 1, 1997, August 1, 1997, November 1, 1997, and February 1, 1998. The warrants were exercisable at $15.84 for a period of three years.

     In June 1997, pursuant to an agreement between the former director and the Company, together with $250,000 additional funding in May 1997, the Company exchanged $600,000 of notes payable into convertible debentures in the principal amount of $600,000. These debentures accrue interest at a rate of 14% per annum and both principal and accrued interest are payable in four equal installments on June 1, 1999, December 1, 1999, June 1, 2000 and December 1, 2000. The debentures are convertible into common stock at $9.24 per share. Concurrently with the issuance of these debentures, the Company issued new warrants entitling the holder to purchase 48,485 shares of common stock at an exercise price of $10.56 per share (subsequently reduced to $7.92 per share in September 1997) and cancelled all previously issued warrants. The new warrants are exercisable over a five-year period. The Company valued these warrants at $84,480, which was recorded as a debt discount to the convertible debenture and is being amortized to interest expense over the term of the debentures. See note 12(e) for subsequent exchange of debt.

(D) PROMISSORY NOTE--RELATED PARTY

     In May and July 1997, the Company issued promissory notes for loans in the aggregate amount of $100,000 to Apex Communications, a company owned by a director of the Company and the brother of the President of the Company. These notes accrue interest at the rate of 14% per annum and both accrued interest and principal are due on demand. Concurrent with the issuance of these notes, warrants were issued entitling the holder to purchase

                             VCS TECHNOLOGIES, INC.

3,788 shares of common stock at an exercise price of $7.92 per share. The Company valued the warrants at $8,413 which was recorded as a debt discount to the notes payable and is being amortized over the term of the note. These warrants are exercisable over a three year period. In December 1997, an additional $10,000 was loaned to the Company by Apex Communications. See note 12(b) for subsequent exchange of debt.

(E) PROMISSORY NOTE--RELATED PARTY

     In November 1997, the Company issued a promissory note for a loan in the amount of $25,000 to a former director of the Company. This note accrues interest at the rate of 14% per annum and both accrued interest and principal are due in August 1999. Concurrently with the issuance of this note, warrants were issued to purchase 5,037 shares of common stock at an exercise price of $7.92 per share. These warrants are exercisable during the period beginning in November 1997 and ending upon the sooner of (i) November 2000, or (ii) the date prior to the effective date of the registration statement filed in connection with the Company's initial public offering of its common stock. The Company valued the warrants at $4,500, which was recorded as a debt discount to the promissory note and is being amortized over the term of the loan.

(5) SHAREHOLDERS' AGREEMENTS

     The Company has agreements with (i) the holders of all the outstanding common stock and common share purchase warrants issued pursuant to the private placements described in footnotes 4 and 6 and (ii) the holders of all outstanding incentive stock options as described in footnote 7, whereby, until such time as the Company's common stock is publicly traded, all shares held by such individuals are subject to the Company's right of first purchase. Under these right-of-first-purchase agreements, the Company is entitled to prior notice of any potential sale or transfer of the common stock and has the right to purchase the stock within thirty days of such notice at a price equal to the stock's fair market value, as defined in the right-of-first-purchase agreements. Additionally, the Company has the right to purchase the shares held by said individuals at fair market value, as defined, during a period of nine months subsequent to the date of death of such individuals.

(6) COMMON STOCK TRANSACTIONS

(A) PRIVATE PLACEMENT

     During 1996, the Company issued $600,000 in notes payable to a group of independent investors. The notes bore interest at the rate of 12% per annum and were to mature on May 1, 1997. In 1996, the Company recorded and paid $23,441 of interest expense relating to these notes.

     In December 1996, in connection with the Company's private placement offering, the Company entered into a stock purchase agreement with each of the aforementioned independent investors whereby each individual note holder agreed to convert the outstanding notes due from the Company into shares of the Company's common stock and warrants to purchase shares of common stock. In total, the Company issued 75,758 shares of common stock and 7,576 warrants in a noncash financing transaction in order to satisfy the $600,000 aggregate proceeds from the offering.

     The warrant exercise price is $15.84 for each share of common stock. The warrants expire three years after the date they become exercisable but in any event will expire on the day prior to the date the Securities and Exchange Commission declares effective any registration statement filed in connection with an initial public offering of the Company.

                             VCS TECHNOLOGIES, INC.

(B) PREFERRED AND COMMON STOCK

     On December 27, 1996, the Board of Directors of the Company declared and approved (i) an increase in the Company's authorized shares from 1,500 no par value shares (date of inception) to 10,000,000 shares and (ii) a 1,000 for 1 stock split on its common shares. The authorized shares are comprised of 10,000 shares of preferred stock and 9,990,000 shares of common stock, each with a par value of $.001 per share.

     On September 21, 1998, the Board of Directors declared and approved an increase in the Company's authorized shares to 50,000,000, of which (i) 49,000,000 shares are common stock (ii) 990,000 shares are preferred stock, and
(iii) 10,000 shares are Series A Convertible Preferred Stock. All stock has a par value of $0.001.

     The Board of Directors is authorized to provide for the issuance of preferred stock in series and to establish the rights and restrictions of each series upon issuance. The following rights and restrictions were established for Series A Convertible Preferred Stock: (i) each share is convertible into a number of shares of common stock determined by multiplying the number of shares to be converted by 100 and dividing the result by 8.5, (ii) each share has a liquidation value of $100, (iii) the Company may redeem each share at $100,
(iv) the holders of Series A Convertible Preferred Stock will receive annual cash dividends of $8.50 per share which are cumulative and accrue from the date of issue of the stock, and (v) the holders of Series A Convertible Preferred Stock have no voting rights. No other series of preferred stock have been issued.

(C) STOCK WARRANTS

     Warrant activity during the periods indicated is as follows:

                                                                                                 WEIGHTED
                                                                                                 AVERAGE
                                                                                     WARRANTS    EXERCISE
                                                                                     GRANTED      PRICE
                                                                                     --------    --------
Outstanding at December 31, 1995..................................................        --      $   --
Granted...........................................................................     7,729       15.84
Exercised.........................................................................        --          --
Canceled..........................................................................        --          --
                                                                                     --------
Outstanding at December 31, 1996..................................................     7,729      $15.84
Granted...........................................................................   363,825        5.78
Exercised.........................................................................        --          --
Canceled..........................................................................   (15,152)      15.84
                                                                                     --------
Outstanding at December 31, 1997..................................................   356,402        5.57
Granted (unaudited)...............................................................   123,485        7.00
Exercised (unaudited).............................................................        --          --
Canceled (unaudited)..............................................................    (3,788)       7.92
                                                                                     --------
Outstanding at June 30, 1998 (unaudited)..........................................   476,099        5.99
                                                                                     ========

     The warrants issued during the year ended December 31, 1997 were issued at prices ranging from $.26 to $21.12 with terms ranging from 3 to 5 years. Professional fees totaling $48,000 and debt discounts totaling $134,680 were recorded in connection with the issuance of warrants in 1997. Warrants issued in the six months ended June 30, 1998 (unaudited) were at exercise prices ranging from $5.28 to $21.12 and with terms of 3 years.

                             VCS TECHNOLOGIES, INC.

(7) 1997 STOCK OPTION PLAN

     In December, 1996, the Company's Board of Directors authorized an Incentive Stock Option Plan. The Company has reserved 284,091 shares of its common stock for issuance under the Plan. Such options shall be issued at the fair market value of the Company's common stock on the date of the applicable grant. The options will vest in equal annual installments over a four-year period commencing on the grant date and expire ten years from the date of grant or in 90 days of termination of employment.

     Stock option activity under the plan are summarized below:

                                                                           NUMBER OF
                                                                            SHARES
                                                                           ---------
Outstanding at January 1, 1997..........................................         --
Granted.................................................................     75,757
Exercised...............................................................         --
Cancelled...............................................................    (22,727)
                                                                            -------
Outstanding at December 31, 1997........................................     53,030
Granted (unaudited).....................................................     37,121
Exercised (unaudited)...................................................         --
Cancelled (unaudited)...................................................    (15,151)
                                                                            -------
Outstanding at June 30, 1998 (unaudited)................................     75,000
                                                                            =======

     There were 0 and 9,470 vested options at December 31, 1997 and June 30, 1998 (unaudited), respectively. Options were granted in 1997 at exercise prices of $7.92 and $13.20 a share. Options were granted to employees at $13.20 and $15.84 during the six months ended June 30, 1998 (unaudited). In June 1998, the Company amended all outstanding option agreements to change the exercise price to $3.88 which represents the market value of the Company's stock at that time. Options were granted to the President of the Company in June 1998 at an exercise price $4.28.

     As discussed in note 2, the Company adopted SFAS No. 123 during 1996 and under the provisions of the statement elected not to recognize compensation expense related to employee stock options and warrants where the exercise price of the option or warrant equaled the fair value of the stock on the date of grant. The Company used the Black Scholes method to determine compensation expense based on the fair value of the options and warrants on the date of grant in accordance with SFAS No. 123. Following are the resultant pro forma amounts of net loss and net loss per share:

                                                                        1996          1997
                                                                      ---------    ----------
Net loss--as reported..............................................   $(488,431)   (1,710,361)
Net loss--pro forma................................................    (488,431)   (1,725,857)
Primary net income per share--as reported..........................       (1.25)        (3.69)
Primary net income per share--pro forma............................       (1.25)        (3.73)

     The fair value of each option and warrant granted to employees in 1997 ranged from $0.00 to $3.43 with a weighted average fair value of $.34 based on estimates on the date of grant using the modified Black Scholes option pricing model using the following weighted average assumptions:

                                                                             1997
                                                                          -----------
Risk free interest rate................................................      6.44%
Expected life in years.................................................   7.54 years

(8) INCOME TAXES

     At December 31, 1997, the Company had federal tax net loss carryforwards of $1,503,169 expiring between the years 2003 and 2004. Section 182 of the Internal Revenue Code imposes a limitation on the amount of tax loss carryforwards which can be utilized in any year after there has been a 50% or greater ownership change of

                             VCS TECHNOLOGIES, INC.

the Company. The ownership change is based on the number of shares of stock or the aggregate market value of the stock within any consecutive three year period. Future years' utilization of the Company's tax loss carryforwards could be subject to this limitation.

     At December 31, 1997, the components of deferred taxes were as follows:

                                                                   1997
                                                                  -------
Deferred tax liabilities.......................................   $13,654
Deferred tax assets, net of valuation allowance of $682,525....   $13,654
Net deferred taxes.............................................   $    --

     Significant temporary differences which give rise to deferred tax (a) assets and (b) liabilities are (a) the net operating loss carryforward and deferred compensation, and (b) depreciation.

(9) DUE TO STOCKHOLDER

     At December 31, 1996 and 1997 and June 30, 1998 (unaudited), amounts due to the President and majority stockholder of the Company were $153,223, $173,136, and $161,832, respectively. Deferred compensation of $-0-, $159,750, and $209,750 was due to the President as of December 31, 1996, 1997 and June 30, 1998. Such amounts represent periodic deferral of the President's salary and advances to the Company, all of which are non-interest bearing and may be repaid at anytime, and from time to time, as Company resources allow. There can be no assurance that the President will continue to provide advances or defer any future compensation. See note 12(f) for conversion of amounts to Series A Convertible Preferred Stock.

(10) COMMITMENTS AND CONTINGENCIES

     The Company has several non-cancelable operating leases that expire over the next three years. Future minimum lease payments under operating and capital leases at December 31, 1997 are:

                                                                           OPERATING    CAPITAL
                                                                           ---------    -------
1998....................................................................    $51,802      26,030
1999....................................................................     29,162      26,030
2000....................................................................      2,129      22,079
2001....................................................................         --      14,236
2002....................................................................         --       5,932
                                                                            -------     -------
Total...................................................................    $83,093      94,327
                                                                            =======
Less amount representing interest.......................................                 23,830
                                                                                        -------
Present value of minimum capital lease payments.........................                $70,497
                                                                                        =======

     Total rent expense for the period from July 12, 1995 (date of inception) through December 31, 1995, the years ended December 31, 1996 and 1997, and the six months ended June 30, 1997 (unaudited) and 1998 (unaudited) were $0, $10,400, $56,912, $20,266 and $35,962, respectively.

(11) RELATED PARTY TRANSACTIONS

     In November 1997, a former director advanced the Company $25,000 by the use of his personal line of credit with a credit card. The Company is currently making monthly payments. During the year ended December 31, 1997 and the six months ended June 30, 1998 (unaudited), such payments were $400 and $1,255, respectively. Such advance is included in accounts payable and accrued expenses.

     At December 31, 1997, the Company has a note payable of $102,974 due to a related party. Certain of the Company's fixed assets were pledged as collateral to this agreement. The Company also sold equipment totaling $3,561 to the related party at cost.

                             VCS TECHNOLOGIES, INC.

     In December 1997, the Company granted 379 common stock purchase warrants to a director of the Company exercisable at $7.92 per share as consideration for consulting services provided. These warrants are exercisable during the period from December 1, 1997 to December 31, 2000. The Company recorded compensation expense of $1,000 as a result of using the Black Scholes model.

     In December 1997, the Company granted 22,727 common stock purchase warrants to an officer of the Company as partial consideration for deferral of salary commissions and unreimbursed expenses. These warrants are exercisable at $13.20 per share during the period from December 1, 1997 to December 31, 2000. No value was attributed to the warrants as a result of using the Black Scholes model, due to the exercise price exceeding fair market value at the date of grant.

     In December 1997, the Company granted 170,455 common stock purchase warrants to the President of the Company as consideration for deferral of salary, advances to the Company and various guarantees. These warrants are exercisable at $2.64 per share during the period from December 1, 1997 to December 31, 2000. No value was attributed to the warrants as a result of using the Black Scholes model, due to the exercise price exceeding fair market value at the date of grant.

     In December 1997, the Company granted 26,515 common stock purchase warrants to the former chief financial officer of the Company as consideration for deferral of salary, unreimbursed expenses, and loans to the Company. These warrants are exercisable at $7.92 per share. These warrants are exercisable upon issuance and expire on the earlier of the day prior to the effective date of the Company's initial public offering or the third anniversary of issuance. No value was attributed to the warrants as a result of using the Black Scholes model, due to the exercise price exceeding fair market value at the date of grant.

(12) SUBSEQUENT EVENTS--UNAUDITED

(A) INITIAL PUBLIC OFFERING AND REVERSE COMMON STOCK SPLIT

     The Company is offering one million shares of its common stock, par value $.001, in an Initial Public Offering (IPO) at an offering price estimated to be between $6.00 and $7.00 per share. On September 16, 1998, the Board of Directors declared and approved a 1 for 2.64 reverse common stock split. The accompanying consolidated financial statements have been retroactively adjusted to reflect this reverse common stock split.

(B) ISSUANCE OF PROMISSORY NOTES

     In January 1998, the Company issued two $100,000 convertible promissory notes to new investors. One of these notes was issued to a director of the Company. These notes accrue interest at the rate of 12% annually and are convertible into common stock at $5.28 per share. The principal and accrued interest are payable on January 31, 1999. One of the notes is collateralized by the following: (i) a security interest in the assets of the Company,
(ii) 18,939 shares of common stock owned by the President of the Company, and
(iii) the personal guarantee of the President of the Company. In addition, the Company issued 37,879 warrants to purchase common stock at an exercise price of $5.28 per share to the note holders. These warrants are exercisable upon issuance and expire the earlier of the day prior to the effective date of an IPO or five years. The Company recorded a debt discount of $22,000 related to the valuation of these warrants which is being amortized over the life of the notes.

     In March 1998, the balance of the demand note with Apex Communications, (see note 4 (d)) a related party, totaled $92,974. This note was exchanged for promissory notes in the same amount which accrue interest at 14% annually. Concurrently with this exchange, all warrants associated with the demand note were cancelled and the Company issued new warrants for 18,939 shares of common stock at an exercise price of $5.28. These warrants are exercisable for three years beginning March 1, 1998. The Company recorded a debt discount of $11,000 related to these warrants which is being amortized over the life of the notes.

                             VCS TECHNOLOGIES, INC.

     In June 1998, the Company issued convertible promissory notes in the amount of $500,000 to four investors. The notes accrue interest at 12% annually and are convertible into common stock at a conversion price of (i) 80% of the IPO price or (ii) $3.88 in the event there is no IPO prior to conversion. The combined principal and interest are due in June 2000. The Company recorded $25,000 of deferred financing costs in connection with the issuance of these notes. The deferred financing costs will be amortized over the life of the notes.

(C) STOCK WARRANTS

     As discussed in note 4 (a), the Company is required to issue 6,250 warrants quarterly to the holders of the $165,000 promissory notes until the notes are repaid or June 30, 1998. As a result, the Company issued an additional 12,500 warrants and recorded an additional debt discount of $16,170 which will be amortized over the life of the notes.

     In August, 1998, the Company also granted 18,939 common stock warrants at an exercise price of $.26 to the Company's legal counsel in exchange for 18,939 common stock warrants at an exercise price of $7.92. Legal expense totaling $48,500 were recorded as a result of this transaction.

     In August 1998, the Company issued 1,680 shares of common stock to an outside consultant in exchange for 1,680 warrants. No proceeds were received by the Company as a result of this transaction.

(D) RESTRUCTURE OF INDEBTEDNESS

     In August, 1998, notes payable totaling $165,000 (see note 4 (a)) and related accrued interest were rolled into a $165,000 term note which accrues interest at 14% annually. The total principal and additional accrued interest is due either (i) on the last business day of the month in which the Company receives the IPO proceeds if the IPO occurs prior to November 30, 1998, or
(ii) in twelve equal monthly payments beginning January 15, 1999. In addition, the Company issued 6,250 shares of common stock in exchange for the cancellation of 25,000 warrants previously issued at $21.12 as a result of the above transactions, the Company fully amortized the remaining debt discount of $7,126 associated with the original notes payable.

     In August, 1998, convertible debentures totaling $150,000 (see note 4 (b)) were rolled into a term loan which accrues interest at 14% annually. The principal and accrued interest will be paid in sixty monthly payments, the first payment due (i) on the first business day of the second month following the date on which the Company received the IPO proceeds if the IPO occurs on or prior to November 30, 1998, or (ii) on January 15, 1999. In addition, the Company issued 13,068 shares of common stock in exchange for the cancellation of 13,068 warrants at an exercise price of $7.92. As a result of the above transactions, the Company fully amortized the remaining debt discount of $16,338.

     In August and September, 1998, convertible notes payable totaling $200,000 (see Note 12(b)) and accrued interest of $15,566 were converted into 40,827 shares of common stock based on a $5.28 conversion price per share. The remaining debt discount of $11,246 associated with these notes was fully amortized upon conversion. In addition, the Company issued 18,939 warrants at $.26 in exchange for 37,879 warrants at $5.28. Additional expenses of $37,500 were recorded in connection with the issuance of the new warrants.

(E) RELATED PARTY TRANSACTIONS

     In January 1998, the Company granted 49,242 common stock purchase warrants to Cove Hill Consulting, Inc. (a company controlled by a director and Chief Financial Officer of the Company) as consideration for consulting services provided. These warrants are exercisable at $5.28 per share over a three year period. The Company recorded consulting expenses of $10,000 as a result of this issuance.

     In August 1998, the following transactions occurred:

     o The Company issued 30,303 shares of common stock to two employees in exchange for the cancellation of 30,303 warrants and forgiveness of deferred compensation and reimbursable expenses due to the

                             VCS TECHNOLOGIES, INC.

       employees totaling $62,000. In connection with this issuance, the Company recorded additional compensation expenses of $66,323.

     o Cove Hill Consulting, Inc. (a company controlled by the Chief Financial Officer and a director of the Company) exchanged 49,242 common stock purchase warrants at an exercise price of $5.28 for the issuance of 47,727 common stock purchase warrants at an exercise price of $.26 per share. These new warrants are exercisable over a three year period. The Company has recorded compensation expense of $129,100 for such issuance.

     o Convertible Debentures in the amount of $600,000 (see note 4(c)) due to a former director were rolled into a term loan which accrues interest at 14% annually. The principal and accrued interest will be paid in sixty monthly payments, the first payment due (i) on the first business day of the second month following the date which the Company received the IPO proceeds if the IPO occurs on or prior to November 30, 1998, or (ii) on January 15, 1999. All accrued interest shall be paid as follows: (i) on the last business day of the month in which the Company received the IPO proceeds if the IPO occurs on or prior to November 30, 1998, or (ii) in twelve monthly payments, the first payment due January 15, 1999. In addition, the Company issued 59,836 shares of common stock in exchange for the cancellation of 59,836 common stock purchase warrants at an exercise price of $7.92. As a result of the above transactions, the Company fully amortized the remaining debt discount of $59,432.

     o Notes payable and accrued interest to Apex Communications, a company controlled by a director of the Company and the brother of the President in the amount of $108,025 were exchanged for 1,080 shares of Series A Convertible Preferred Stock. In addition, the Company cancelled 18,939 common stock purchase warrants with an exercise price of $5.28 per share in exchange for 18,939 common stock purchase warrants with an exercise price of $.26 per share exercisable over a period of five years. The Company has fully amortized the remaining debt discount of $8,556 and recorded additional expenses of $42,500 in connection with such issuance.

(F) DUE TO STOCKHOLDER

     In September 1998, advances from and deferred compensation owed to the President of the Company in the amount of $371,582 was exchanged for 3,716 shares of Series A Convertible Preferred Stock.

(G) FACTORING AGREEMENT

     On March 10, 1998, the Company signed agreements with Brookridge Funding, Inc. ("Brookridge") and Creative Capital Solutions Limited ("Creative") wherein the Company would receive purchase order financing and accounts receivable factoring, respectively. Under the terms of the purchase order financing agreement with Brookridge, qualified purchase orders may be submitted for payment advances up to 70% of the invoice amount to Original Equipment Manufacturers in order to secure equipment for delivery to the Company's customers. Upon delivery of equipment and the Company's submittal of an invoice to Creative for mailing and collection. Brookridge is paid by Creative for monies advanced. Brookridge receives a 5% fee for monies advanced. The facility may be used for qualified customers so long as the aggregate amount of such advances does not exceed $1 million. Under the agreement with Creative, the Company submits its invoices for mailing and collection and may draw upon the invoiced amounts as much as 85% of the invoice. The charges for monies advanced are based upon an initial rate of 4.5% of the invoice amount for the first thirty days the invoice is outstanding and unpaid and increases 1% for each 15 days the invoice remains unpaid up to a maximum of 12%. Creative has a right to charge back to the Company advances in the event of non-payment of a customer invoice. Maximum usage under the credit facility is $2 million. The financial arrangements are for a period of a year and may be amended upon 60 days written notice and cancelled by the Company without penalty. As of June 30, 1998, the Company had secured borrowings of $29,157 under this factoring agreement.

            ------------------------------------------------------
            ------------------------------------------------------

     NO UNDERWRITER, DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................      3
Risk Factors...................................      7
Use of Proceeds................................     15
Dividend Policy................................     15
Capitalization.................................     16
Dilution.......................................     17
Selected Financial Information.................     18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................     19
Business.......................................     23
Management.....................................     29
Certain Transactions...........................     32
Principal Stockholders.........................     34
Description of Securities......................     35
Shares Eligible for Future Sale................     38
Underwriting...................................     39
Interest of Named Experts and Counsel..........     40
Legal Matters..................................     40
Experts........................................     40
Additional Information.........................     41
Index to Financial Statements..................    F-1

                            ------------------------

     UNTIL                , 1998 (25 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


            ------------------------------------------------------
            ------------------------------------------------------


            ------------------------------------------------------
            ------------------------------------------------------


                                1,000,000 SHARES

                                  COMMON STOCK

                             VCS TECHNOLOGIES, INC.
                                   (VCS LOGO)

                            ------------------------

                                   PROSPECTUS

                            ------------------------


                        GILFORD SECURITIES INCORPORATED



                                            , 1998

            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Underwriter has agreed to indemnify the Company, its directors and each person who controls it within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Act"), with respect to any statement in or omission from the Registration Statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriter specifically for or in connection with the preparation of the Registration Statement, the Prospectus, or any such amendment or supplement thereto.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Company's Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against any such person in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates.

Securities and Exchange Commission
  Registration fee.............................................................      2,374.75
NASD Filing Fee................................................................      1,305.00
Nasdaq SmallCap Market listing fee.............................................     10,000.00
Printing and engraving expenses................................................     60,000.00
Legal fees and expenses........................................................     95,000.00
Accounting fees and expenses...................................................     35,000.00
Blue Sky fees and expenses.....................................................     40,000.00
Transfer agent and registrar fees..............................................      5,000.00
Miscellaneous expenses.........................................................      1,320.25
                                                                                  -----------
          Total................................................................   $250,000.00
                                                                                  -----------
                                                                                  -----------

------------------
* All expenses other than the Securities and Exchange Commission Registration Fee and the NASD Filing Fee are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since inception, the Company has issued unregistered securities to a limited number of persons as described below. The share information presented has been adjusted to give effect to the 1-for-2.64 reverse stock split of the Company's common stock approved by the Board of Directors in September, 1998.

     (1) Upon the inception of the Company in July, 1995, the Company issued 384,470 shares of common stock at a subscription price of $0.001 per share. Each of the founding shareholders was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (2) Between June and November 1996, the Company issued convertible promissory notes in the principal amount of $600,000, convertible into common stock at a conversion price of $7.92 per share, and 37,879 common stock purchase warrants exercisable at $7.92 per share. In December, 1996, the Company issued 75,758 shares of common stock and 7,576 common stock purchase warrants exercisable at $15.84 per share in exchange for the cancellation of $600,000 principal amount convertible promissory notes and 37,879 common stock purchase warrants. Each of the investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (3) In December, 1996, the Company issued 1,515 shares of common stock and 152 common stock purchase warrants exercisable at $15.84 per share as partial consideration for consulting services rendered to the Company. Between June and August, 1997, the Company issued 3,788 shares of common stock and 1,212 common stock purchase warrants exercisable at $10.56 per share as partial consideration for consulting services rendered to the Company. In August, 1998, the Company issued 1,680 shares of common stock in exchange for the cancellation of 1,680 common stock purchase warrants. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (4) Between January and May 1997, the Company issued promissory notes in the principal amount of $500,000 and 15,152 common stock purchase warrants exercisable at $15.84 per share. In June, 1997, the Company issued convertible debentures in the principal amount of $750,000, convertible into common stock at a conversion price of $9.24 per share, and 60,606 common share purchase warrants exercisable at $10.56 per share, in exchange for the cancellation of $500,000 principal amount promissory notes (plus additional loans in the principal amount of $250,000) and 15,152 common stock purchase warrants. In November, 1997, the Company issued a promissory note in principal amount of $25,000 and 5,037 common stock purchase warrants exercisable at $7.92 per share. In August, 1998, the Company issued promissory notes in the principal amount of $750,000 and 72,904 shares of common stock in exchange for the cancellation of convertible debentures in the principal amount of $750,000 and 72,904 common stock purchase warrants. Each of the investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (5) In July, 1997, the Company issued to an affiliate of a director promissory notes in principal amount of $100,000 and 3,788 common stock purchase warrants exercisable at $7.92 per share. In March, 1998, the Company issued 18,939 common stock purchase warrants exercisable at $5.28 per share in exchange for deferral of amounts due and cancellation of 3,788 common stock purchase warrants. In August, 1998, the Company issued 1,080 shares of Series A Convertible Preferred Stock and 18,939 common stock purchase warrants exercisable at $0.26 per share in exchange for forgiveness of $108,025 owed by the Company and cancellation of previously issued 18,939 common stock purchase warrants. The investor was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (6) Between August and September, 1997, the Company issued promissory notes in the principal amount of $165,000 and 25,000 common stock purchase warrants exercisable at $21.12 per share (these warrants were issued in four quarterly instalments, each in the aggregate amount of 16,500, the last instalment issued on June 1, 1998). In August, 1998, the Company issued new promissory notes in the principal amount of $165,000 and 25,000 shares of common stock in exchange for cancellation of the previously issued promissory notes and 25,000 common stock purchase warrants. Each of the investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

      (7) In September, 1997, the Company issued to its attorneys 18,939 common stock purchase warrants exercisable at $7.92 per share (subject to adjustment) as partial consideration for legal services rendered to the

Company. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (8) In November, 1997, the Company issued 18,939 common stock purchase warrants exercisable at $0.26 per share as partial consideration for consulting services rendered to the Company. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (9) In December, 1997, in consideration for deferral of salary, commissions and unreimbursed expenses, the Company issued to the President and director of the Company 170,455 common stock purchase warrants exercisable at $2.64 per share. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (10) In December, 1997, in consideration for deferral of salary, commissions and unreimbursed expenses, the Company issued to its former Chief Financial Officer 26,515 common stock purchase warrants exercisable at $7.92 per share. In January, 1998, the Company issued to its former Chief Financial Officer 4,924 common stock purchase warrants exercisable at $7.92 per share in exchange for the cancellation of 4,924 options issued under the Company's 1997 Incentive Stock Option Plan. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (11) In December, 1997, in consideration for deferral of salary, commissions and unreimbursed expenses, the Company issued to two employees of the Company 30,303 common stock purchase warrants exercisable at $13.20 per share. In August, 1998, the Company issued 30,303 shares of common stock in exchange for forgiveness of deferred salary, commissions and unreimbursed expenses, and cancellation of 30,303 common stock purchase warrants. Each of the recipients was sophisticated within the meaning of the exemption provided for by
Section 4(2) of the Securities Act.

     (12) In December, 1997, the Company issued to a director 379 common stock purchase warrants exercisable at $7.92 per share as partial consideration for consulting services rendered to the Company. In August, 1998, the Company issued 379 common stock purchase warrants exercisable at $0.26 per share as consideration for additional consulting services rendered to the Company and in exchange for cancellation of previously issued 379 common stock purchase warrants. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (13) In January, 1998, the Company issued convertible promissory notes in the principal amount of $200,000, convertible into common stock at a conversion price of $5.28 (subject to adjustment), and 37,879 common stock purchase warrants exercisable at $5.28 per share. In August, 1998, the convertible promissory notes and accrued interest were converted into 40,827 shares of common stock, and the Company issued 18,939 common stock purchase warrants exercisable at $0.26 per share in exchange for the cancellation of previously issued 37,879 common stock purchase warrants. Each of the investors, one of whom a director of the Company, was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (14) In January, 1998, the Company issued to an affiliate of its Chief Financial Officer and a director 49,242 common stock purchase warrants exercisable at $5.28 per share in partial consideration for consulting services rendered to the Company. In August, 1998, the Company issued 47,727 common stock purchase warrants exercisable at $0.26 per share as consideration for additional consulting services rendered to the Company and in exchange for cancellation of previously issued 49,242 common stock purchase warrants. The recipient was sophisticated within the meaning of the exemption provided for by
Section 4(2) of the Securities Act.

     (15) In June, 1998, the Company issued convertible promissory notes in the principal amount of $500,000, convertible into common stock at a conversion price of (i) 80% of the Company's IPO price or (ii) $3.88 in the event there is no IPO prior to conversion. Each of the investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (16) In September, 1998, the Company issued 3,716 shares of Series A Convertible Preferred Stock to the President and director of the Company in exchange for forgiveness of advances and deferred compensation in the amount of $371,582. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

     (17) The Company has from time to time granted stock options to employees under its Stock Option Plan in reliance upon an exemption under the Securities Act of 1933 pursuant to Rule 701 promulgated thereunder. No shares of common stock have been issued pursuant to option exercises.

     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements under
Section 4(2) of the Securities Act or Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates or instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 27. EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
  1.1     --   Form of Underwriting Agreement.
  3.1     --   Restated Certificate of Incorporation.
  3.2     --   By-Laws.
 +4.1     --   Form of Common Stock Certificate (see also Restated Certificate of Incorporation).
  4.2     --   Form of Representative's Warrant Agreement, including Representative's Warrant Certificate.
  4.3     --   Unsecured fixed-term Promissory Note, principal amount $600,000, dated August 12, 1998.
 +5.1     --   Opinion of Moskowitz Altman & Hughes LLP.
 10.1     --   Preferred Stock Purchase Agreement between William E. Wheaton, III and the Company, dated
               September 16, 1998.
 10.2     --   Employment Agreement, effective as of September 1, 1998, between William E. Wheaton, III and the
               Company.
 10.3     --   Confidentiality and Inventions Agreement between David Russell, Jr., and the Company, dated
               January 16, 1998.
 10.4     --   Warrant Issuance Agreement between David Russell, Jr., and the Company, dated August 31, 1998.
 10.5     --   Stock Purchase Agreement between Bruce McArthur and the Company, dated August 31, 1998.
 10.6     --   Investment Restructuring Agreement between Daniel Piergentili and the Company, dated August 28, 1998.
 10.7     --   Warrant Issuance Agreement between Edward E. Vahan, dated August 31, 1998.
 10.8     --   Investment Restructuring Agreement between Chaim Sieger and the Company, dated August 12, 1998.
 10.9     --   Investment Restructuring Agreement between Apex Communications, Inc. (a company controlled by Scott
               Wheaton), and the Company, dated March 31, 1998.
 10.10    --   Investment Restructuring and Preferred Stock Purchase Agreement between Apex Communications, Inc. (a company controlled by Scott Wheaton), and the Company, dated August 31, 1998.
 10.11    --   Lease Agreement between 456 Glenbrook Road Associates and the Company, dated September 9, 1996.
 10.12    --   Lease Modification Agreement between 456 Glenbrook Road Associates and the Company, dated June 5,
               1998.
 10.13    --   The Company's 1997 Incentive Stock Option Plan.
 10.14    --   Form of the Company's Incentive Stock Option Agreement under the 1997 Incentive Stock Option Plan.
+10.15    --   OEM/Value Added Remarketer Agreement between VideoServer, Inc., and the Company, dated March 28,
               1997.
+10.16    --   Value Added Reseller Agreement between PictureTel and the Company, dated August 29, 1997.

EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
+10.17    --   Marketing Agreement between AT&T and the Company, dated November 21, 1997.
+10.18    --   Master License Agreement and Starlight Product Addendum to Master License Agreement between Starlight
               Networks, Inc., and the Company.
 23.1     --   Consent of KPMG Peat Marwick LLP.
+23.2     --   Consent of Moskowitz Altman & Hughes LLP (included in its opinion filed as Exhibit 5.1).
+24.1     --   Power of Attorney (included on signature page).
 27.1     --   Financial Data Schedule.

+ to be filed by amendment.

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, treat each post-effective amendment that contains a form of prospects as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i) Include any prospectus required by Section 10(a)(3) of the
           Act:

                (ii) Reflect in the prospectus any facts or even which , individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF STAMFORD, STATE OF CONNECTICUT, ON THIS 29TH DAY OF SEPTEMBER, 1998.

                                          VCS TECHNOLOGIES, INC.

                                          By: /s/ William E. Wheaton III
                                              ----------------------------------
                                                  WILLIAM E. WHEATON, III
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENT, that the persons whose signatures appear below each severally constitutes and appoints William E. Wheaton, III as true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

/s/ William E. Wheaton III
------------------------------------------  President, CEO and Chairman of the Board      September 30, 1998
          William E. Wheaton III            (Principal executive
                                            officer)

/s/ David Russell, Jr.
------------------------------------------  Chief Financial Officer and Director          September 30,1998
            David Russell, Jr.              (Principal accounting officer)


/s/ Daniel Piergentili
------------------------------------------  Director                                      September 30, 1998
            Daniel Piergentili


/s/ Edward E. Vahan
------------------------------------------  Director                                      September 30, 1998
             Edward E. Vahan


/s/ Scott Wheaton
------------------------------------------  Director                                      September 30, 1998
              Scott Wheaton

                                EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
  1.1     --   Form of Underwriting Agreement.
  3.1     --   Restated Certificate of Incorporation.
  3.2     --   By-Laws.
 +4.1     --   Form of Common Stock Certificate (see also Restated Certificate of Incorporation).
  4.2     --   Form of Representative's Warrant Agreement, including Representative's Warrant Certificate.
  4.3     --   Unsecured fixed-term Promissory Note, principal amount $600,000, dated August 12, 1998.
 +5.1     --   Opinion of Moskowitz Altman & Hughes LLP.
 10.1     --   Preferred Stock Purchase Agreement between William E. Wheaton, III and the Company, dated
               September 16, 1998.
 10.2     --   Employment Agreement, effective as of September 1, 1998, between William E. Wheaton, III and the
               Company.
 10.3     --   Confidentiality and Inventions Agreement between David Russell, Jr., and the Company, dated
               January 16, 1998.
 10.4     --   Warrant Issuance Agreement between David Russell, Jr., and the Company, dated August 31, 1998.
 10.5     --   Stock Purchase Agreement between Bruce McArthur and the Company, dated August 31, 1998.
 10.6     --   Investment Restructuring Agreement between Daniel Piergentili and the Company, dated August 28, 1998.
 10.7     --   Warrant Issuance Agreement between Edward E. Vahan, dated August 31, 1998.
 10.8     --   Investment Restructuring Agreement between Chaim Sieger and the Company, dated August 12, 1998.
 10.9     --   Investment Restructuring Agreement between Apex Communications, Inc. (a company controlled by Scott
               Wheaton), and the Company, dated March 31, 1998.
 10.10    --   Investment Restructuring and Preferred Stock Purchase Agreement between Apex Communications, Inc. (a company controlled by Scott Wheaton), and the Company, dated August 31, 1998.
 10.11    --   Lease Agreement between 456 Glenbrook Road Associates and the Company, dated September 9, 1996.
 10.12    --   Lease Modification Agreement between 456 Glenbrook Road Associates and the Company, dated June 5,
               1998.
 10.13    --   The Company's 1997 Incentive Stock Option Plan.
 10.14    --   Form of the Company's Incentive Stock Option Agreement under the 1997 Incentive Stock Option Plan.
+10.15    --   OEM/Value Added Remarketer Agreement between VideoServer, Inc., and the Company, dated March 28,
               1997.
+10.16    --   Value Added Reseller Agreement between PictureTel and the Company, dated August 29, 1997.
+10.17    --   Marketing Agreement between AT&T and the Company, dated November 21, 1997.
+10.18    --   Master License Agreement and Starlight Product Addendum to Master License Agreement between Starlight
               Networks, Inc., and the Company.
 23.1     --   Consent of KPMG Peat Marwick LLP.
+23.2     --   Consent of Moskowitz Altman & Hughes LLP (included in its opinion filed as Exhibit 5.1).
+24.1     --   Power of Attorney (included on signature page).
 27.1     --   Financial Data Schedule.

+ to be filed by amendment.